Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-232124

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 11, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated July 24, 2019)

$

% Notes due 2028

We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). For federal income tax purposes, we have elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). Our investment objectives are to: (i) achieve and grow current income by investing in debt securities of established businesses that we believe will provide stable earnings and cash flow to pay expenses, make principal and interest payments on our outstanding indebtedness and make distributions to stockholders that grow over time; and (ii) provide our stockholders with long-term capital appreciation in the value of our assets by investing in equity securities of established businesses, generally in combination with the aforementioned debt securities, that we believe can grow over time to permit us to sell our equity investments for capital gains.

We are offering $                million in aggregate principal amount of                % notes due 2028 (the “Notes”). The Notes will mature on November 1, 2028. We will pay interest on the Notes on February 1, May 1, August 1 and November 1 of each year, beginning on November 1, 2021. We may redeem the Notes in whole or in part at any time or from time to time on or after November 1, 2023, at the redemption price as set forth under “Description of the Notes—Optional Redemption” in this prospectus supplement. Holders of the Notes will not have the option to have the Notes repaid prior to November 1, 2028. The Notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.

The Notes will be our direct unsecured obligations and rank equal in right of payment with all outstanding and future unsecured, unsubordinated indebtedness issued by us (including our 5.00% Notes due 2026). Because the Notes will not be secured by any of our assets, they will be effectively subordinated to any future secured indebtedness of Gladstone Investment Corporation (or any indebtedness that is initially unsecured as to which we subsequently grant a security interest) to the extent of the value of the assets securing such indebtedness. The Notes will be structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries (including borrowings under our revolving credit facility with KeyBank National Association), since the Notes will be obligations exclusively of Gladstone Investment Corporation and not of any of our subsidiaries. The Notes will be senior in right of payment to our existing and any future outstanding series of our preferred stock. None of our subsidiaries is a guarantor of the Notes and the Notes will not be required to be guaranteed by any subsidiary we may acquire or create in the future.

We intend to list the Notes on the Nasdaq Global Select Market (“Nasdaq”) under the trading symbol “GAINO.” The Notes are expected to trade “flat,” which means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not reflected in the trading price. Currently there is no public market for the Notes.

Investing in the Notes involves a high degree of risk, including the risk of leverage. Before buying any Notes, you should read the material risks described in the “Supplementary Risk Factors” section beginning on page S-10 of this prospectus supplement and in the “Risk Factors” section beginning on page 4 of the accompanying prospectus.

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

This prospectus supplement, the accompanying prospectus, any free writing prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain important information you should know before investing in the Notes, including information about risks. Please read these documents before you invest and retain them for future reference. Additional information about us, including our annual, quarterly and current reports, has been filed with the Securities and Exchange Commission (the “SEC”) and can be accessed free of charge at its website at www.sec.gov. This information is also available free of charge by calling us collect at (703) 287-5893 or on the Investors section of our corporate website located at www.gladstoneinvestment.com, which, except for the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, is not part of this prospectus supplement nor the accompanying prospectus. You may also call us collect at this number to request other information or to make an investor inquiry. See “Where You Can Find More Information” on page S-41 of this prospectus supplement.

The SEC has not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total(2)
Public offering price	$	$
Sales load (underwriting discounts and commissions)	$	$
Proceeds, before expenses, to us(1)	$	$

(1)	Total expenses of the offering payable by us, excluding underwriting discounts and commissions, are estimated to be $ million. See “Underwriting” on page S-32 of this prospectus supplement.
(2)

We have granted the underwriters a 30-day option to purchase up to an additional $         aggregate principal amount of the Notes, solely to cover overallotments, if any, within 30 days from the date of this prospectus supplement. If the underwriters exercise this option in full, the total public offering price will be $        , the total underwriting discount (sales load and commissions) paid by us will be $        , and total proceeds, before expenses, to us will be $        .

Delivery of the Notes in book-entry form only through The Depository Trust Company (“DTC”) will be made on or about        , 2021.

Joint Book-Running Managers
Oppenheimer & Co.	Goldman Sachs & Co. LLC	B. Riley Securities	Ladenburg Thalmann

Co-Managers

Wedbush Securities

The date of this prospectus supplement is        , 2021

CUSTODIAN, TRANSFER AND DIVIDEND PAYING AGENT AND REGISTRAR	47

LEGAL MATTERS	47

EXPERTS	47

AVAILABLE INFORMATION	48

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	48

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus set forth the information that you should know before investing in the Notes. You should read these documents, which contain important information, before deciding whether to invest in the Notes.

This prospectus supplement, which describes the specific terms of this offering, also adds to and updates information contained in the accompanying prospectus. The accompanying prospectus gives more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference in this prospectus supplement and accompanying prospectus in making an investment decision. Neither we nor the underwriters have authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. The information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of such information regardless of the time of delivery or any sale of the Notes. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where such an offer or sale is not permitted.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights some of the information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that you may want to consider. You should review the more detailed information contained elsewhere in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus prior to making an investment in the Notes, and especially the information set forth under the heading “Supplementary Risk Factors” in this prospectus supplement, under the heading “Risk Factors” in the accompanying prospectus and under similar headings in any document incorporated by reference into this prospectus supplement or the accompanying prospectus.

Except where the context suggests otherwise, “Company,” “Gladstone Investment,” “GAIN,” “we,” “us” or “our” refer to Gladstone Investment Corporation; “Adviser” refers to Gladstone Management Corporation; and “Administrator” refers to Gladstone Administration, LLC.

Gladstone Investment Corporation

We were incorporated under the General Corporation Law of the State of Delaware on February 18, 2005. On June 22, 2005, we completed our initial public offering and commenced operations. We operate as an externally managed, closed-end, non-diversified management investment company and have elected to be treated as a BDC under the 1940 Act. For U.S. federal income tax purposes, we have elected to be treated as a RIC under Subchapter M of the Code. To continue to qualify as a RIC for U.S. federal income tax purposes and obtain favorable RIC tax treatment, we must meet certain requirements, including certain minimum distribution requirements.

Shares of our common stock, 6.375% Series E Cumulative Term Preferred Stock (“Series E Term Preferred Stock”), and our 5.00% Notes due 2026 (“2026 Notes”) are traded on Nasdaq under the trading symbols “GAIN,” “GAINL,” and “GAINN,” respectively.

Investment Adviser and Administrator

We are externally managed by the Adviser, an affiliate of ours, under an investment advisory and management agreement and another of our affiliates, the Administrator, provides administrative services to us pursuant to a contractual agreement. Each of the Adviser and the Administrator are privately-held companies that are indirectly owned and controlled by David Gladstone, our chairman and chief executive officer. Mr. Gladstone and Terry Lee Brubaker, our vice chairman and chief operating officer, also serve on the board of directors of the Adviser, the board of managers of the Administrator, and as executive officers of the Adviser and the Administrator. The Administrator employs, among others, our chief financial officer and treasurer, chief valuation officer, chief compliance officer, general counsel and secretary (who also serves as the president, general counsel and secretary of the Administrator) and their respective staffs. The Adviser and Administrator have extensive experience in our lines of business and also provide investment advisory and administrative services, respectively, to our affiliates, including: Gladstone Commercial Corporation, a publicly-traded real estate investment trust; Gladstone Capital Corporation (“Gladstone Capital”), a publicly-traded BDC and RIC; and Gladstone Land Corporation, a publicly-traded real estate investment trust. In the future, the Adviser and Administrator may provide investment advisory and administrative services, respectively, to other funds and companies, both public and private.

The Adviser was organized as a corporation under the laws of the State of Delaware on July 2, 2002 and is a registered investment adviser under the Investment Advisers Act of 1940, as amended. The Administrator was organized as a limited liability company under the laws of the State of Delaware on March 18, 2005. The Adviser and Administrator are headquartered in McLean, Virginia, a suburb of Washington, D.C. The Adviser also has offices in several other states.

Investment Objectives and Strategy

We were established for the purpose of investing in debt and equity securities of established private businesses operating in the United States (“U.S.”). Our investment objectives are to: (i) achieve and grow current income by investing in debt securities of established businesses that we believe will provide stable earnings and cash flow to pay expenses, make principal and interest payments on our outstanding indebtedness and make distributions to our stockholders that grow over time; and (ii) provide our stockholders with long-term capital appreciation in the value of our assets by investing in equity securities of established businesses, generally in combination with the aforementioned debt securities, that we believe can grow over time to permit us to sell our equity investments for capital gains. To achieve our objectives, our investment strategy is to invest in several categories of debt and equity securities, with individual investments generally totaling up to $40 million, although investment size may vary depending upon our total assets or available capital at the time of investment. We expect that our investment portfolio over time will consist of approximately 75.0% in debt securities and 25.0% in equity securities, at cost. As of June 30, 2021, our investment portfolio was comprised of 74.2% in debt securities and 25.8% in equity securities, at cost.

We focus on investing in lower middle market private businesses (which we generally define as companies with annual earnings before interest, taxes, depreciation and amortization of $3 million to $20 million) in the U.S. that meet certain criteria, including: the sustainability of the business’ free cash flow and its ability to grow it over time, adequate assets for loan collateral, experienced management teams with a significant ownership interest in the portfolio company, reasonable capitalization of the portfolio company, including an ample equity contribution or cushion based on prevailing enterprise valuation multiples, and the potential to realize appreciation and gain liquidity in our equity position, if any. We anticipate that liquidity in our equity position will be achieved through a merger or acquisition of the portfolio company, a public offering of the portfolio company’s stock or, to a lesser extent, by exercising our right to require the portfolio company to repurchase our warrants, though there can be no assurance that we will always have these rights. We invest in portfolio companies that need funds for growth capital, to finance acquisitions, including management buyouts, recapitalize or, to a lesser extent, refinance their existing debt facilities. We seek to avoid investing in high-risk, early-stage enterprises.

We invest by ourselves or jointly with other funds and/or management of the portfolio company, depending on the opportunity. In July 2012, the SEC granted us an exemptive order (the “Co-Investment Order”) that expanded our ability to co-invest, under certain circumstances, with certain of our affiliates, including Gladstone Capital and any future BDC or closed-end management investment company that is advised (or sub-advised if it controls the fund) by the Adviser, or any combination of the foregoing, subject to the conditions in the Co-Investment Order. Since 2012, we have opportunistically made several co-investments with Gladstone Capital pursuant to the Co-Investment Order. We believe the Co-Investment Order has enhanced and will continue to enhance our ability to further our investment objectives and strategies. If we are participating in an investment with one or more co-investors, whether or not an affiliate of ours, our investment is likely to be smaller than if we were investing alone.

In general, our investments in debt securities have a term of five years, accrue interest at variable rates (based on the one-month London Interbank Offered Rate (“LIBOR”)) and, to a lesser extent, at fixed rates. As of June 30, 2021, our loan portfolio consisted of 97.7% variable rate loans with floors and 2.3% fixed rate loans, based on the total principal balance of all outstanding debt investments. We seek debt instruments that pay interest monthly or, at a minimum, quarterly, and which may include a yield enhancement such as a success fee or, to a lesser extent, deferred interest provision and are primarily interest only, with all principal and any accrued but unpaid interest due at maturity. Generally, success fees accrue at a set rate and are contractually due upon a change of control of the portfolio company. Some debt securities may have deferred interest whereby some portion of the interest payment is added to the principal balance so that the interest is paid, together with the principal, at maturity. This form of deferred interest is often called “paid-in-kind” (“PIK”) interest. As of June 30, 2021, we did not have any securities with a PIK feature. Typically, our investments in equity securities take the form of common stock, preferred stock, limited liability company interests, or warrants or options to purchase any of the foregoing. Often, these equity investments occur in connection with our original investment, buyouts and recapitalizations of a business, or refinancing existing debt.

From our initial public offering in June 2005 through June 30, 2021, we invested in 54 companies, excluding investments in syndicated loans, for a total of approximately $1.4 billion, before giving effect to principal repayments and divestitures.

We expect that our investment portfolio will continue to primarily include the following three categories of investments in private companies in the U.S.:

•

First Lien Secured Debt Securities: We seek to invest a portion of our assets in first lien secured debt securities also known as senior loans, senior term loans, lines of credit and senior notes. Using its assets as collateral, the borrower typically uses first lien secured debt to cover a substantial portion of the funding needs of the business. These debt securities usually take the form of first priority liens on all, or substantially all, of the assets of the business.

•

Second Lien Secured Debt Securities: We seek to invest a portion of our assets in second lien secured debt securities, which may also be referred to as subordinated loans, subordinated notes and mezzanine loans. These second lien secured debt securities rank junior to the borrower’s first lien secured debt securities and may be secured by second priority liens on all or a portion of the assets of the business. Additionally, we may receive other yield enhancements in addition to or in lieu of success fees, such as warrants to buy common and preferred stock or limited liability interests, in connection with these second lien secured debt securities.

•

Preferred and Common Equity/Equivalents: We seek to invest a portion of our assets in equity securities, which consist of preferred and common equity, limited liability company interests, warrants or options to acquire such securities, and are generally in combination with our debt investment in a business. Additionally, we may receive equity investments derived from restructurings on some of our existing debt investments. In many cases, we will own a significant portion of the equity of the businesses in which we invest.

Under the 1940 Act, we may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as “qualifying assets” and generally include each of the investment types listed above, unless, at the time the acquisition is made, qualifying assets (other than certain assets related to our operations) represent at least 70.0% of our total assets. See “— Regulation as a BDC — Qualifying Assets” in our most recently filed Annual Report on Form 10-K for a discussion of the types of qualifying assets in which we are permitted to invest pursuant to Section 55(a) of the 1940 Act.

Because the majority of the loans in our portfolio consist of term debt in private companies that typically cannot or will not expend the resources to have their debt securities rated by a credit rating agency, we expect that most, if not all, of the debt securities we acquire will be unrated. Investors should assume that these loans would be rated below what is considered “investment grade” quality. Investments rated below investment grade are often referred to as high yield securities or junk bonds and may be considered higher risk as compared to investment grade debt instruments.

THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the section titled “Description of the Notes” and the more general description of our debt securities in the accompanying prospectus under the heading “Description of Our Securities—Debt Securities” before investing in the Notes.

Issuer	Gladstone Investment Corporation

Title of the securities	% Notes due 2028

Initial aggregate principal amount being offered	$

Overallotment option	The underwriters may also purchase from us up to an additional $ aggregate principal amount of Notes to cover overallotments, if any, within 30 days of the date of this prospectus supplement.

Principal payable at maturity	100% of the aggregate principal amount. The outstanding principal amount of the Notes will be payable on the stated maturity date at the office of the trustee, paying agent and security registrar for the Notes or at such other office as we may designate.

Type of Note	Fixed rate note

Listing	We intend to list the Notes on Nasdaq within 30 days of the original issue date under the trading symbol “GAINO.”

Interest rate	% per year

Day count basis	360-day year of twelve 30-day months

Original issue date	, 2021

Stated maturity date	November 1, 2028

Date interest starts accruing	, 2021

Interest payment dates	Each February 1, May 1, August 1 and November 1 commencing November 1, 2021. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest periods	The initial interest period will be the period from and including , 2021, to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Regular record dates for interest	January 15, April 15, July 15 and October 15

Specified currency	U.S. Dollars

Place of payment	Kansas City, Missouri and/or such other place(s) that may be specified in the indenture or a notice to holders.

Ranking of Notes	The Notes will be our direct unsecured obligations and will rank:

• pari passu with our existing and future unsecured, unsubordinated indebtedness, including our 2026 Notes;

• senior to our Series E Term Preferred Stock and any series of preferred stock that we may issue in the future;

• senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

•   effectively subordinated to any future secured indebtedness of Gladstone Investment Corporation (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and

•   structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, including without limitation, the approximately $47.7 million in borrowings outstanding as of August 9, 2021 under our Fifth Amended and Restated Credit Agreement with KeyBank National Association, as amended (the “Credit Facility”).

Denominations	We will issue the Notes in denominations of $25 and integral multiples of $25 in excess thereof.

Business day	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City or the place of payment are authorized or required by law or executive order to close.

Optional redemption	The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after November 1, 2023, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount of the Notes to be redeemed plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but not including, the date fixed for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are held in certificated form and are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes. Any exercise of our option to redeem the Notes will be done in compliance with the indenture and the 1940 Act, to the extent applicable.

If we redeem only some of the Notes, the trustee or, with respect to global securities, DTC, will determine the method for selection of the particular Notes to be redeemed, in accordance with the indenture and the 1940 Act, to the extent applicable, and in accordance with the rules of any national securities exchange or quotation system on which the Notes are listed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Sinking fund	The Notes will not be subject to any sinking fund.

Repayment at option of Holders	Holders will not have the option to have the Notes repaid prior to the stated maturity date.

Defeasance and covenant defeasance	The Notes are subject to defeasance by us. “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions required under the indenture relating to the Notes, we will be deemed to have been discharged from our obligations under the Notes. See “Description of the Notes—Defeasance” in this prospectus supplement.

The Notes are subject to covenant defeasance by us. In the event of a “covenant defeasance,” upon depositing such funds and satisfying conditions similar to those for defeasance we would be released from certain covenants under the indenture relating to the Notes. The consequences to the holders of the Notes would be that, while they would no longer benefit from certain covenants under the indenture, and while the Notes could not be accelerated for any reason, the holders of the Notes nonetheless could look to the Company for repayment of the Notes if there were a shortfall in the funds deposited with the trustee or the trustee is prevented from making a payment. See “Description of the Notes—Defeasance” in this prospectus supplement.

Form of Notes	The Notes will be represented by global securities that will be deposited and registered in the name of DTC or its nominee. Except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations which are participants in DTC.

Trustee, Paying Agent and Security Registrar	UMB Bank, National Association is the trustee, security registrar and paying agent.

Other covenants	In addition to standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or the Notes may be surrendered for payment and related matters, the following covenants shall apply to the Notes:

•   We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC. Currently, these provisions generally prohibit us from incurring additional indebtedness, including through the issuance of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such borrowings.

•   We agree that for the period of time during which Notes are outstanding, we will not declare any dividend (except a dividend payable in our stock), or declare any other distribution, upon a class of our capital stock, or purchase any such capital stock, unless, in every such case, at the time of the declaration of any such dividend or distribution, or at the time of any such purchase, we have an asset coverage, as defined in the 1940 Act, of at least the threshold specified under Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions thereto of the 1940 Act, after deducting the amount of such dividend, distribution or purchase price, as the case may be, and in each case giving effect to any no-action relief granted by the SEC to another BDC and upon which we may reasonably rely (or to us if we determine to seek such similar no-action or other relief) permitting the BDC to declare any cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act, in order to maintain such BDC’s status as a RIC under Subchapter M of the Code.

•   If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable Generally Accepted Accounting Principles in the United States of America (“GAAP”).

Events of default	The term “Event of Default” in respect of the Notes means any of the following:

• We do not pay the principal of any Note when due and payable at maturity;

• We do not pay interest on any Note when due and payable, and such default is not cured within 30 days of its due date;

•   We remain in breach of any other covenant in respect of the Notes for 60 days after we receive a written notice of default stating we are in breach (the notice must be sent by either the trustee or holders of at least 25% of the principal amount of the outstanding Notes);

• We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 days; or

• On the last business day of each of twenty-four consecutive calendar months, the Notes have an asset coverage, as defined in the 1940 Act, of less than 100%.

Use of Proceeds	We estimate that the net proceeds we receive from the sale of the $ million aggregate principal amount of Notes in this offering will be approximately $ million (or approximately $ million if the underwriters fully exercise their overallotment option) after deducting the underwriting discounts and commissions of approximately $ million (or approximately $ million if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $ million payable by us.

We intend to use the net proceeds from this offering to redeem all of our Series E Term Preferred Stock, to repay a portion of the amount outstanding under the Credit Facility, to fund new investment opportunities, and for other general corporate purposes. As of August 9, 2021, we had $94.4 million aggregate liquidation preference of the Series E Term Preferred Stock and approximately $47.7 million of debt outstanding under our Credit Facility. See “Use of Proceeds” on page S-15.

Global Clearance and Settlement Procedures	Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the issuer, the Trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing Law	The Notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Risk Factors	See “Supplementary Risk Factors” on page S-10 of this prospectus supplement, “Risk Factors” beginning on page 4 of the accompanying prospectus and under similar heading in documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of risks you should carefully consider before deciding to invest in the Notes.

SUPPLEMENTARY RISK FACTORS

Investing in the Notes involves a number of significant risks. You should carefully consider the risks described below and all other information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to purchase the Notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or not presently deemed material by us, may also impair our operations and performance.

If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. If that happens, our net asset value and the trading price of our securities could decline and you may lose all or part of your investment.

Risks Related to the Offering

The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur in the future and will rank pari passu with, or equal to, all outstanding and future unsecured indebtedness, including our 2026 Notes, issued by and us and our general liabilities (total liabilities, less debt).

The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated to any secured indebtedness we may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. In addition, the Notes will rank pari passu with, or equal to, all outstanding and future unsecured indebtedness issued by us, including our 2026 Notes, and our general liabilities (total liabilities, less debt).

The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Notes are obligations exclusively of Gladstone Investment Corporation and not of any of our subsidiaries. None of our subsidiaries will be a guarantor of the Notes and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of August 9, 2021, there was approximately $47.7 million of debt outstanding under the Credit Facility. Borrowings under the Credit Facility are the obligation of Gladstone Business Investment, LLC (“Business Investment”), a wholly-owned subsidiary of ours, and are structurally senior to the Notes. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.

The indenture under which the Notes will be issued will contain limited protection for holders of the Notes.

The indenture under which the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

•

issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, which generally prohibit us incurring additional debt or issuing additional debt or preferred securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such incurrence or issuance;

•

pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes, including our preferred stock and any subordinated indebtedness, in each case other than dividends, purchases, redemptions or payments that would cause our asset coverage to fall below the threshold specified in Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions thereto, whether or not we are subject to such provisions of the 1940 Act, giving effect to any no-action relief granted by the SEC to another BDC and upon which we may reasonably rely (or to us if we determine to seek such similar SEC no-action or other relief) permitting the BDC to declare any cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act in order to maintain the BDC’s status as a RIC under Subchapter M of the Code;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

In addition, the indenture and the Notes will not require us to make an offer to purchase the Notes in connection with a change of control or any other event.

Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, if any, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity.

Our ability to recapitalize, incur additional debt (including additional debt that matures prior to the maturity of the Notes) and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for, trading levels, and prices of the Notes.

There is no existing trading market for the Notes and, even if Nasdaq approves the listing of the Notes, an active trading market for the Notes may not develop, which could limit your ability to sell the Notes and/or the market price of the Notes.

The Notes will be a new issue of debt securities for which there is no trading market. We intend to list the Notes on Nasdaq within 30 days of the original issue date under the symbol “GAINO.” However, there is no assurance that the Notes will be approved for listing on Nasdaq. Moreover, even if the listing of the Notes is approved, we cannot provide any assurances that an active trading market will develop or be maintained for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, if any, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion.

Accordingly, we cannot assure you that the Notes will be approved for listing on Nasdaq, that a liquid trading market will develop or be maintained for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under the Credit Facility or other indebtedness to which we may be a party, that is not waived by the required lenders or holders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the Credit Facility or other debt we may incur in the future could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to refinance or restructure our debt, including the Notes, sell assets, reduce or delay capital investments, seek to raise additional capital or seek to obtain waivers from the required lenders under the Credit Facility or other debt that we may incur in the future to avoid being in default. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the Notes or our other debt. If we breach our covenants under the Credit Facility or other debt and seek a waiver, we may not be able to obtain a waiver from the required lenders or holders. If this occurs, we would be in default under the Credit Facility or other debt, the lenders or holders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations, including the lenders under the Credit Facility, could proceed against the collateral securing the debt. Because the Credit Facility has, and any future credit facilities will likely have, customary cross-default provisions, if the indebtedness under the Notes or the Credit Facility or under any future credit facility is accelerated, we may be unable to repay or finance the amounts due.

We may choose to redeem the Notes when prevailing interest rates are relatively low.

On or after November 1, 2023, we may choose to redeem the Notes from time to time, especially if prevailing interest rates are lower than the rate borne by the Notes. If prevailing rates are lower at the time of redemption, and we redeem the Notes, you likely would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed. Our redemption right also may adversely impact your ability to sell the Notes as the optional redemption date or period approaches.

Our management will have broad discretion in the use of the net proceeds from this offering and may allocate the net proceeds from this offering in ways that you and other securityholders may not approve.

Our management will have broad discretion in the use of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used in ways with which you may not agree or may not otherwise be considered appropriate. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure of our management to use these funds effectively could harm our business. Pending their use, we may invest a portion of net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to us or our stockholders.

A downgrade, suspension or withdrawal of any credit rating assigned by a rating agency to us or the Notes or change in the debt markets could cause the liquidity or market value of the Notes to decline significantly.

Any credit rating is an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in any credit ratings will generally affect the market value of the Notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any underwriter undertakes any obligation to obtain or maintain any credit ratings or to advise holders of Notes of any changes in any credit ratings. There can be no assurance that any credit ratings will remain for any given period of time or that such credit ratings will not be lowered or withdrawn entirely by the rating agencies if in their judgment future circumstances relating to the basis of the credit ratings, such as adverse changes in our Company, so warrant. The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus, other than historical facts, may constitute “forward-looking statements.” These statements may relate to, among other things, future events or our future operating results, our business prospects and the prospects of our portfolio companies, actual and potential conflicts of interest with the Adviser and its affiliates, the use of borrowed money to finance our investments, the adequacy of our financing sources and working capital, and our ability to co-invest, among other factors. In some cases, you can identify forward-looking statements by terminology such as “estimate,” “may,” “might,” “believe,” “will,” “provided,” “anticipate,” “future,” “could,” “growth,” “plan,” “project,” “intend,” “expect,” “should,” “would,” “if,” “seek,” “possible,” “potential,” “likely” or the negative or other variations of such terms or comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include:

•	changes in the economy and the capital markets;

•	risks associated with negotiation and consummation of pending and future transactions;

•	the loss of one or more of our executive officers, in particular David Gladstone, David Dullum or Terry Lee Brubaker;

•	changes in our investment objectives and strategy;

•	availability, terms (including the possibility of interest rate volatility) and deployment of capital;

•	changes in our industry, interest rates, exchange rates, regulation or the general economy;

•	our business prospects and the prospects of our portfolio companies;

•	the degree and nature of our competition;

•	changes in governmental regulations, tax rates and similar matters;

•	our ability to exit investments in a timely manner;

•	our ability to maintain our qualification as a RIC and as a BDC;

•	the impact of COVID-19 generally and on the economy, the capital markets and our portfolio companies, including the measures taken by governmental authorities to address it;

•	use of the proceeds of this offering;

•	our ability to sell Notes in this offering in the amounts and on the terms contemplated, or at all; and

•

those factors described in the “Supplementary Risk Factors” section of this prospectus supplement, in the “Risk Factors” section of the accompanying prospectus and in similar sections in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Actual results could differ materially from those anticipated in our forward-looking statements and future results could differ materially from historical performance. We have based forward-looking statements on information available to us on the date of this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus supplement or the accompanying prospectus, except as otherwise required by applicable law. The forward-looking statements contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”).

USE OF PROCEEDS

We estimate that net proceeds from the sale of $                aggregate principal amount of the Notes in this offering will be approximately $                (or approximately $                if the underwriters fully exercise their overallotment option) after deducting the underwriting discounts and commissions of $                 (or $                if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $                 payable by us.

We intend to use the net proceeds from this offering to redeem all of our Series E Term Preferred Stock, to repay a portion of the amount outstanding under the Credit Facility, to fund new investment opportunities, and for other general corporate purposes. As of August 9, 2021, we had $94.4 million aggregate liquidation preference of our Series E Term Preferred Stock outstanding. Our Series E Term Preferred Stock pays a fixed dividend of 6.375% per year, is subject to redemption at our option and has a mandatory redemption date of August 31, 2025. As of August 9, 2021, we had approximately $47.7 million of debt outstanding under the Credit Facility. Advances under the Credit Facility generally bear interest at 30-day LIBOR, subject to a floor of 0.5%, plus 2.85% per annum until February 29, 2024, with the margin then increasing to 3.10% for the period from February 29, 2024 to February 28, 2025, and increasing further to 3.35% thereafter through maturity on February 28, 2026. We intend to re-borrow under our Credit Facility to make investments in portfolio companies in accordance with our investment objectives depending on the availability of appropriate investment opportunities consistent with our investment objectives and market conditions and for other general corporate purposes.

Pending such uses, we will invest a portion of the net proceeds of this offering in short-term investments, such as cash and cash equivalents, which we expect will earn yields substantially lower than the interest income that we anticipate receiving in respect of investments in accordance with our investment objectives.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2021:

•	on an actual basis; and
•

on an as-adjusted basis to give effect to the sale of $         aggregate principal amount of the Notes and the application of the estimated net proceeds of the offering, after deducting underwriters’ discounts and commissions and estimated offering expenses of approximately $         million and $         million, respectively, payable by us (and assuming the underwriters’ overallotment option is not exercised). See “Use of Proceeds.”

	AS OF JUNE 30, 2021
	ACTUAL	AS ADJUSTED**
	(Unaudited)
	(Dollars in thousands)
Borrowings
Borrowings under Credit Facility, at cost	$41,900	$
Notes payable, net	124,057
Secured borrowing	5,096
The Notes	—
Total borrowings	171,053
Preferred Stock, at liquidation preference
Series E Term Preferred Stock, $.001 par value per share; $25.00 liquidation preference per share; 5,990,000 shares authorized, 3,774,853 shares issued and outstanding, actual and as adjusted	94,371
Net Assets Applicable to Common Stockholders
Common stock, $.001 par value per share, 100,000,000 shares authorized, actual and as adjusted; 33,205,023 shares issued and outstanding, actual and as adjusted*	$33	$
Capital in excess of par value	400,223
Cumulative net unrealized appreciation of investments	17,780
Overdistributed net investment income	(7,190)
Accumulated net realized gain in excess of distributions	9,692

Total Net Assets Available to Common Stockholders	$420,538	$

Total Capitalization	$685,962	$

*	None of these outstanding shares are held by us or for our account.
**

Assumes a total of $                of aggregate underwriting discounts and commissions and $                of estimated offering costs payable by us in connection with this offering will be capitalized and amortized over the life of the Notes.

The following are our outstanding classes of securities as of June 30, 2021.

TITLE OF CLASS	AMOUNT AUTHORIZED	AMOUNT HELD BY US OR FOR OUR ACCOUNT	AMOUNT OUTSTANDING (EXCLUSIVE OF AMOUNTS HELD BY US OR FOR OUR ACCOUNT)
Common Stock	100,000,000 shares	—	33,205,023
Series E Term Preferred Stock	5,990,000 shares	—	3,774,853
5.00% Notes due 2026	$127,937,500		$127,937,500

SENIOR SECURITIES

Information about our senior securities is shown in the following table as of the end of each of our last ten fiscal years and as of June 30, 2021. The annual information has been derived from our audited financial statements for each respective period, which have been audited by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The report of our independent registered public accounting firm,PricewaterhouseCoopers LLP, on the senior securities table as of March 31, 2021, is included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2021.

Class and Year	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage Per Unit(2)	Involuntary Liquidating Preference Per Unit(3)	Average Market Value Per Unit(4)
7.125% Series A Cumulative Term Preferred Stock(5)
June 30, 2021 (unaudited)	—	N/A	—	N/A
March 31, 2021	—	N/A	—	N/A
March 31, 2020	—	N/A	—	N/A
March 31, 2019	—	N/A	—	N/A
March 31, 2018	—	N/A	—	N/A
March 31, 2017	—	N/A	—	N/A
March 31, 2016	$40,000,000	$2,214	$25.00	$25.60
March 31, 2015	40,000,000	2,301	25.00	25.78
March 31, 2014	40,000,000	2,978	25.00	26.53
March 31, 2013	40,000,000	2,725	25.00	26.92
March 31, 2012	40,000,000	2,676	25.00	24.97
6.75% Series B Cumulative Term Preferred Stock(6)
June 30, 2021 (unaudited)	—	N/A	—	N/A
March 31, 2021	—	N/A	—	N/A
March 31, 2020	—	N/A	—	N/A
March 31, 2019	—	N/A	—	N/A
March 31, 2018	$41,400,000	$2,373	$25.00	$25.20
March 31, 2017	41,400,000	2,356	25.00	26.00
March 31, 2016	41,400,000	2,214	25.00	24.43
March 31, 2015	41,400,000	2,301	25.00	25.38
6.50% Series C Cumulative Term Preferred Stock due 2022(7)
June 30, 2021 (unaudited)	—	N/A	—	N/A
March 31, 2021	—	N/A	—	N/A
March 31, 2020	—	N/A	—	N/A
March 31, 2019	—	N/A	—	N/A
March 31, 2018	$40,250,000	$2,373	$25.00	$25.33
March 31, 2017	40,250,000	2,356	25.00	25.64
March 31, 2016	40,250,000	2,214	25.00	23.92
6.25% Series D Cumulative Term Preferred Stock due 2023(8)
June 30, 2021 (unaudited)	—	N/A	—	N/A
March 31, 2021	—	N/A	—	N/A
March 31, 2020	$57,500,000	$2,938	$25.00	$20.46
March 31, 2019	57,500,000	3,091	25.00	25.38
March 31, 2018	57,500,000	2,373	25.00	25.22
March 31, 2017	57,500,000	2,356	25.00	25.43

Class and Year	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage Per Unit(2)	Involuntary Liquidating Preference Per Unit(3)	Average Market Value Per Unit(4)
6.375% Series E Cumulative Term Preferred Stock due 2025(9)
June 30, 2021 (unaudited)	$94,371,325	$2,518	$25.00	$25.59
March 31, 2021	94,371,325	2,486	25.00	25.44
March 31, 2020	74,750,000	2,938	25.00	19.52
March 31, 2019	74,750,000	3,091	25.00	25.55
Revolving credit facilities
June 30, 2021(unaudited)	$41,900,000	$3,860	—	N/A
March 31, 2021	22,400,000	3,980	—	N/A
March 31, 2020	49,200,000	9,935	—	N/A
March 31, 2019	53,000,000	9,976	—	N/A
March 31, 2018	107,000,000	5,257	—	N/A
March 31, 2017	69,700,000	6,613	—	N/A
March 31, 2016	95,000,000	4,838	—	N/A
March 31, 2015	118,800,000	2,301	—	N/A
March 31, 2014	61,250,000	2,978	—	N/A
March 31, 2013	31,000,000	2,725	—	N/A
March 31, 2012	—	N/A	—	N/A
Short-term loan
June 30, 2021 (unaudited)	—	N/A	—	N/A
March 31, 2021	—	N/A	—	N/A
March 31, 2020	—	N/A	—	N/A
March 31, 2019	—	N/A	—	N/A
March 31, 2018	—	N/A	—	N/A
March 31, 2017	—	N/A	—	N/A
March 31, 2016	—	N/A	—	N/A
March 31, 2015	—	N/A	—	N/A
March 31, 2014	—	N/A	—	N/A
March 31, 2013	$58,016,000	$2,725	—	N/A
March 31, 2012	76,005,000	2,676	—	N/A
2026 Notes(10)
June 30, 2021 (unaudited)	$127,937,500	$3,860	$25.00	$25.82
March 31, 2021	127,937,500	3,980	25.00	25.85
Secured borrowings(10)
June 30, 2021 (unaudited)	$5,095,785	$3,860	—	N/A
March 31, 2021	5,095,785	3,980	—	N/A
March 31, 2020	5,095,785	9,935	—	N/A
March 31, 2019	5,095,785	9,976	—	N/A
March 31, 2018	5,095,785	5,257	—	N/A
March 31, 2017	5,095,785	6,613	—	N/A
March 31, 2016	5,095,785	4,838	—	N/A
March 31, 2015	5,095,785	2,301	—	N/A
March 31, 2014	5,000,000	2,978	—	N/A
March 31, 2013	5,000,000	2,725	—	N/A
(1)	Total amount of each class of senior securities outstanding as of the dates presented.
(2)

Asset coverage is the ratio of the carrying value of our total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness (including interest payable and guaranties). Asset coverage per unit is the asset coverage ratio expressed in terms of dollar amounts per one thousand dollars of indebtedness.

(3)	The amount to which such class of senior security would be entitled upon the involuntary liquidation of the issuer in preference to any security junior to it.
(4)

Only applicable to our Term Preferred Stock and our 2026 Notes because the other senior securities are not registered for public trading. Average market value per unit is the average of the closing price of the shares on Nasdaq during the last 10 trading days of the period.

(5)	Our Series A Term Preferred Stock was issued in March 2012 and redeemed in September 2016.
(6)	Our Series B Term Preferred Stock was issued in November 2014 and redeemed in August 2018.
(7)	Our Series C Term Preferred Stock was issued in May 2015 and redeemed in August 2018.
(8)	Our Series D Term Preferred Stock was issued in September 2016 and redeemed in March 2021.
(9)	Our Series E Term Preferred Stock was issued in August 2018 and is expected to be redeemed using the proceeds from this offering.
(10)	Our 2026 Notes were issued in March 2021.
(11)

In August 2012, we entered into a participation agreement with a third-party related to $5.0 million of our secured second lien term debt investment in Ginsey Home Solutions, Inc. (“Ginsey”). In May 2014, we amended the agreement with the third-party to include an additional $0.1 million. Accounting Standards Codification Topic 860, “Transfers and Servicing” requires us to treat the participation as a financing-type transaction. Specifically, the third-party has a senior claim to our remaining investment in the event of default by Ginsey which, in part, resulted in the loan participation bearing a rate of interest lower than the contractual rate established at origination. Therefore, our accompanying Consolidated Statements of Assets and Liabilities reflect the entire secured second lien term debt investment in Ginsey and a corresponding $5.1 million secured borrowing liability. The secured borrowing has a stated fixed interest rate of 7.0% and a maturity date of January 3, 2025.

DESCRIPTION OF THE NOTES

The Notes will be issued under a base indenture dated as of May 22, 2020 and a third supplemental indenture thereto to be dated                , 2021, between us and UMB Bank, National Association, as trustee. We refer to the indenture and the third supplemental indenture collectively as the “indenture” and to UMB Bank, National Association as the “trustee.” The Notes are governed by the indenture, as required by federal law for all bonds and notes of companies that are publicly offered. An indenture is a contract between us and the financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “ —Events of Default—Remedies if an Event of Default Occurs” below. Second, the trustee performs certain administrative duties for us with respect to the Notes.

This section includes a summary description of the material terms of the Notes and the indenture. Because this section is a summary, however, it does not describe every aspect of the Notes and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Notes. The base indenture has been attached as an exhibit to the registration statement of which this prospectus supplement is a part and the third supplemental indenture will be attached as an exhibit to a Current Report on Form 8-K, which will be incorporated by reference into this prospectus supplement, in each case, as filed or as will be filed with the SEC. See “Where You Can Find More Information” in this prospectus supplement for information on how to obtain a copy of the indenture.

General

The Notes will mature on November 1, 2028. The principal payable at maturity will be 100% of the aggregate principal amount. The interest rate of the Notes is    % per year and will be paid every February 1, May 1, August 1 and November 1, commencing November 1, 2021, and the regular record dates for interest payments will be every January 15, April 15, July 15 and October 15, commencing October 15, 2021. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment. The initial interest period will be the period from and including    , 2021, to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

We will issue the Notes in denominations of $25 and integral multiples of $25 in excess thereof. The Notes will not be subject to any sinking fund and holders of the Notes will not have the option to have the Notes repaid prior to the stated maturity date.

The indenture does not limit the amount of debt (including secured debt) that may be issued by us or our subsidiaries under the indenture or otherwise, but does contain a covenant regarding our asset coverage that would have to be satisfied at the time of our incurrence of additional indebtedness. See “— Covenants” and “— Events of Default.” Other than as described under “— Covenants” below, the indenture does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “— Merger or Consolidation” below, the indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or if our credit rating declines as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect your investment in the Notes.

We may, without the consent of the holders of the Notes, issue additional notes under the indenture with the same terms (except for the issue date, public offering price, and if applicable, the initial interest payment date) and with the same CUSIP numbers as the Notes offered hereby in an unlimited aggregate principal amount; provided that such additional notes must be treated as part of the same issue as the Notes offered hereby for federal income tax purposes.

Covenants

In addition to standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment and related matters, the following covenants will apply to the Notes:

•

We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC. Currently, these provisions generally prohibit us from incurring additional indebtedness, including through the issuance of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such borrowings.

•

We agree that for the period of time during which Notes are outstanding, we will not declare any dividend (except a dividend payable in our stock), or declare any other distribution, upon a class of our capital stock, or purchase any such capital stock, unless, in every such case, at the time of the declaration of any such dividend or distribution, or at the time of any such purchase, we have an asset coverage, as defined in the 1940 Act, of at least the threshold specified under Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions thereto of the 1940 Act, after deducting the amount of such dividend, distribution or purchase price, as the case may be, and in each case giving effect to any no-action relief granted by the SEC to another BDC and upon which we may reasonably rely (or to us if we determine to seek such similar no-action or other relief) permitting the BDC to declare any cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act, in order to maintain such BDC’s status as a RIC under Subchapter M of the Code.

•

If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable GAAP.

Optional Redemption

The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after November 1, 2023, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount of the Notes to be redeemed plus accrued and unpaid interest payments otherwise payable thereon for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are held in certificated form and are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes. Any exercise of our option to redeem the Notes will be done in compliance with the indenture and the 1940 Act, to the extent applicable.

If we redeem only some of the Notes, the trustee or, with respect to global securities, DTC, will determine the method for selection of the particular Notes to be redeemed, in accordance with the indenture and the 1940 Act, to the extent applicable, and in accordance with the rules of any national securities exchange or quotation system on which the Notes are listed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Global Securities

Each Note will be issued in book-entry form and represented by a global security that we deposit with and register in the name of DTC or its nominee. A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all the Notes represented by a global security, and investors will be permitted to own only beneficial interests in a global security. For more information about these arrangements, see “—Book-Entry Procedures” below.

Termination of a Global Security

If a global security is terminated for any reason, interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.

Conversion and Exchange

The Notes are not convertible into or exchangeable for other securities.

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records as the owner of the Notes at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the Note on the interest due date (the “record date”). Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling the Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on the Notes so long as they are represented by a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “— Book-Entry Procedures ” below.

Payments on Certificated Securities

In the event the Notes become represented by certificated securities, we will make payments on the Notes as follows. We will pay interest that is due on an interest payment date to the holder of the Notes as shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in Kansas City, Missouri and/or at other offices that may be specified in the indenture or a notice to holders against surrender of the Note.

Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in Kansas City, Missouri, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed

If any payment is due on the Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the Notes.

Events of Default

You will have rights if an Event of Default occurs in respect of the Notes and the Event of Default is not cured, as described later in this subsection.

The term “Event of Default” in respect of the Notes means any of the following:

•	We do not pay the principal of any Note when due and payable at maturity;

•	We do not pay interest on any Note when due and payable, and such default is not cured within 30 days of its due date;

•

We remain in breach of any other covenant in respect of the Notes for 60 days after we receive a written notice of default stating we are in breach (the notice must be sent by either the trustee or holders of at least 25% of the principal amount of the outstanding Notes);

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 days; or

•	On the last business day of each of twenty-four consecutive calendar months, the Notes have an asset coverage (as such term is defined in the 1940 Act) of less than 100%.

An Event of Default for the Notes may, but does not necessarily, constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of the Notes of any default, except in the payment of principal or interest, if it in good faith considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of the Notes may declare the entire principal amount of all the Notes to be due and immediately payable, but this does not entitle any holder of Notes to any redemption payout or redemption premium. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the Notes if (1) we have deposited with the trustee all amounts due and owing with respect to the Notes (other than principal or any payment that has become due solely by reason of such acceleration) and certain other amounts, and (2) any other Events of Default have been cured or waived.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee indemnity, security or both against costs, expenses and liability reasonably satisfactory to it (called an “indemnity”). If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Notes, the following must occur:

•	You must give the trustee written notice that an Event of Default has occurred and remains uncured;

•

The holders of at least 25% in principal amount of all the Notes must make a written request that the trustee take action because of the default and must offer the trustee indemnity, security, or both reasonably satisfactory to it against the cost and other liabilities of taking that action;

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity and/or security; and

•	The holders of a majority in principal amount of the Notes must not have given the trustee a direction inconsistent with the above notice during that 60-day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your Notes on or after the due date.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the Notes, or else specifying any default.

Waiver of Default

The holders of a majority in principal amount of the Notes may waive any past defaults other than a default:

•	in the payment of principal (or premium, if any) or interest; or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder of the Notes.

Merger or Consolidation

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	where we merge out of existence or convey or transfer our assets substantially as an entirety, the resulting entity must agree to be legally responsible for our obligations under the Notes;

•	immediately after giving effect to the transaction, no default or Event of Default shall have occurred and be continuing; and

•	we must deliver certain certificates and documents to the trustee.

An assumption by any person of obligations under the Notes and the indenture might be deemed for federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Modification or Waiver

There are three types of changes we can make to the indenture and the Notes issued thereunder.

Changes Requiring Your Approval

First, there are changes that we cannot make to your Notes without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on the Notes;

•	reduce any amounts due on the Notes or reduce the rate of interest on the Notes;

•	reduce the amount of principal payable upon acceleration of the maturity of a Note following a default;

•	change the place or currency of payment on a Note;

•	impair your right to sue for payment;

•	reduce the percentage of holders of Notes whose consent is needed to modify or amend the indenture; and

•

reduce the percentage of holders of Notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults or reduce the percentage of holders of Notes required to satisfy quorum or voting requirements at a meeting of holders of the Notes.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect.

Changes Requiring Majority Approval

Any other change to the indenture and the Notes would require the following approval:

•	if the change affects only the Notes, it must be approved by the holders of a majority in principal amount of the Notes; and

•

if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent. The holders of a majority in principal amount of all of the series of debt securities issued under the indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “— Changes Requiring Your Approval.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to the Notes:

The Notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption or if we or any affiliate of ours own any Notes. The Notes will also not be eligible to vote if they have been fully defeased as described later under “— Defeasance — Full Defeasance” below.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to vote or take other action under the indenture. However, the record date may not be earlier than 30 days before the date of the first solicitation of holders to vote on or take such action and not later than the date such solicitation is completed. If we set a record date for a vote or other action to be taken by holders of the Notes, that vote or action may be taken only by persons who are holders of the Notes on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the Notes or request a waiver.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect with respect to the Notes when:

•	Either

•	all the Notes that have been authenticated have been delivered to the trustee for cancellation; or

•	all the Notes that have not been delivered to the trustee for cancellation:

•	have become due and payable, or

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year,

•

and we, in the case of the first, second and third sub-bullets above, have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the Notes, in amounts as will be sufficient, to pay and discharge the entire indebtedness (including all principal, premium, if any, and interest) on such Notes not previously delivered to the trustee for cancellation (in the case of Notes that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be;

•	we have paid or caused to be paid all other sums payable by us under the indenture with respect to the Notes; and

•

we have delivered to the trustee an officers’ certificate and legal opinion, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture and the Notes have been complied with.

Defeasance

The following provisions will be applicable to the Notes. “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the indenture relating to the Notes.

Covenant Defeasance

Under the indenture, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the Notes were issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your Notes. In order to achieve covenant defeasance, the following must occur:

•

Since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of cash and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates;

•

We must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit;

•	We must deliver to the trustee a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with;

•	Defeasance must not result in a breach or violation of, or result in a default under, the indenture or any of our other material agreements or instruments; and

•

No default or Event of Default with respect to the Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If we accomplish covenant defeasance, you can still look to us for repayment of the Notes if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the Notes became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance

The Notes are subject to full defeasance. Full defeasance means that we can legally release ourselves from all payment and other obligations on the Notes, subject to the satisfaction of certain conditions, including, but not limited to that (a) we have received from, or there has been published by, the Internal Revenue Service (the “IRS”) a ruling, or (b) there is a change in U.S. federal income tax law, in either case to the effect that the holders of the Notes and any coupons appertaining thereto will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred (called “full defeasance”), and that we put in place the following other arrangements for you to be repaid:

•

Since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates;

•

We must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an Internal Revenue Service (“IRS”) ruling that allows us to make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit;

•	We must deliver to the trustee a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with;

•	Defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any of our other material agreements or instruments; and

•

No default or Event of Default with respect to the Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the Notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

Form, Exchange and Transfer of Certificated Registered Securities

If registered Notes cease to be issued in book-entry form, they will be issued:

•	only in fully registered certificated form;

•	without interest coupons; and

•	unless we indicate otherwise, in denominations of $25 and amounts that are multiples of $25.

Holders may exchange their certificated securities for Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.

Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering Notes in the names of holders transferring Notes. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax (including a withholding tax) or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the Notes, we may block the transfer or exchange of those Notes selected for redemption during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Note that will be partially redeemed.

If registered Notes are issued in book-entry form, only the depositary will be entitled to transfer and exchange the Notes as described in this subsection, since it will be the sole holder of the Notes.

Resignation of Trustee

The trustee may resign or be removed with respect to the Notes provided that a successor trustee is appointed to act with respect to the Notes. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Governing Law

The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Indenture Provisions—Ranking

The Notes will be our direct unsecured obligations and will rank:

•	pari passu with our existing and future unsecured, unsubordinated indebtedness, including our 2026 Notes;

•	senior to our Series E Term Preferred Stock and any series of preferred stock that we may issue in the future;

•	senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

•

effectively subordinated to any future secured indebtedness of Gladstone Investment Corporation (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and

•

structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries and any other future subsidiaries of Gladstone Investment Corporation, including, without limitation, borrowings under the Credit Facility.

The Trustee under the Indenture

UMB Bank, National Association serves as the trustee, paying agent and security registrar under the indenture.

Book-Entry Procedures

The Notes will be represented by global securities that will be deposited and registered in the name of DTC or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered certificate will be issued for each issuance of the Notes, in the aggregate principal amount thereof, and will be deposited with DTC. Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has a Standard & Poor’s Ratings Services’ rating of AA+. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each security, or the “Beneficial Owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Redemption proceeds, distributions, and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to us or to the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

UNDERWRITING

Oppenheimer & Co. is acting as representative of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the Adviser, the Administrator and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Oppenheimer & Co. Inc.	$
Goldman Sachs & Co. LLC
B. Riley Securities, Inc.
Ladenburg Thalmann & Co. Inc.
Wedbush Securities Inc.
Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of the Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We, the Adviser and the Administrator have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes are subject to approval of legal matters by counsel to the underwriters and certain other conditions, including the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. Investors must pay for the Notes purchased in this offering on or about                , 2021.

Commissions and Discounts

An underwriting discount of            % per Note will be paid by us. This underwriting discount will also apply to any Notes purchased pursuant to the overallotment option. The underwriters have advised us that they propose initially to offer the Notes to the public at the public offering price on the cover of this prospectus supplement and to certain other Financial Industry Regulatory Authority, Inc. (“FINRA”) members at that price less a concession not in excess of $            per Note. The underwriters may allow, and the dealers may reallow, a discount not in excess of $            per Note.

The following table shows the total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Note	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses	$	$	$

The expenses of the offering, not including the underwriting discounts and commissions, are estimated at $             and are payable by us. We will pay the fees and expenses (including reasonable legal fees and disbursements) incident to securing any required review by the FINRA of the terms of the sale of the Notes in this offering in an amount not to exceed $7,500.

Overallotment Option

We have granted an option to the underwriters to purchase up to an additional $            aggregate principal amount of the Notes offered hereby at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional Notes proportionate to that underwriter’s initial principal amount reflected in the table above.

No Sales of Similar Securities

We have agreed not to directly or indirectly offer, sell, short sell or otherwise dispose of, or enter into any agreement to offer, sell, short sell or otherwise dispose of, any debt securities issued or guaranteed by us or other securities convertible into or exchangeable or exercisable for debt securities issued or guaranteed by us or derivative of debt securities issued or guaranteed by us for a period of 90 days after the date of this prospectus supplement without first obtaining the written consent of Oppenheimer & Co. This consent may be given at any time without public notice.

Listing

The Notes are a new issue of securities with no established trading market. We intend to list the Notes on the Nasdaq and will use our reasonable best efforts to maintain such listing. We expect trading in the Notes on the Nasdaq to begin within 30 days after the original issue date under the trading symbol “GAINO”. Currently there is no public market for the Notes.

We have been advised by certain of the underwriters that they presently intend to make a market in the Notes after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include overallotment, covering transactions and stabilizing transactions. Overallotment involves sales of securities in excess of the aggregate principal amount of securities to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.

Other Relationships

Certain of the underwriters and their affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us, our portfolio companies or our affiliates for which they have received or will be entitled to receive separate fees. In particular, the underwriters or their affiliates may execute transactions with us, on behalf of us, any of our portfolio companies or our affiliates. In addition, the underwriters or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to or whose loans are syndicated to us, our portfolio companies or our affiliates.

The underwriters or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to us, any of our portfolio companies or our affiliates.

After the date of this prospectus supplement, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of its business and not in connection with the offering of the Notes. In addition, after the offering period for the sale of the Notes, the underwriters or their affiliates may develop analyses or opinions related to us or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding us to our noteholders or any other persons.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The principal business addresses of the underwriters are: Oppenheimer & Co., 85 Broad Street, 26th Floor, New York, NY 10004; Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282; B. Riley Securities, Inc., 299 Park Avenue, 21st Floor, New York, NY 10171; Ladenburg Thalmann & Co. Inc., 640 Fifth Avenue, 4th Floor, New York, NY 10019; and Wedbush Securities Inc., 1000 Wilshire Blvd., Los Angeles, CA 90017.

Alternative Settlement Cycle

It is expected that delivery of the Notes will be made against payment therefor on or about            , 2021, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the second business day before delivery thereof will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their own advisors.

Other Jurisdictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restriction relating to the offering and the distribution of this prospectus supplement. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy the Notes offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in any Member State of the European Economic Area (each, a “Relevant State”) or in the United Kingdom. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MIFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129 (EU) (as amended or superseded, the “Prospectus Regulation”). The expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in a Relevant State has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in a Relevant State may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in any Relevant State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.

For the purposes of the United Kingdom, all references to European Directives and Regulations should be read as referencing the relevant legislative provisions incorporated into UK law by the European Union (Withdrawal) Act 2018.

Notice to Prospective Investors in the United Kingdom

Each Underwriter has represented and agreed that:

a.

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

b.	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA ) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain material U.S. federal income tax consequences of acquiring, owning and disposing of the Notes. The discussion is based upon the Code; current, temporary and proposed U.S. Treasury Regulations issued thereunder (the “Treasury Regulations”); the legislative history of the Code; Internal Revenue Service (“IRS”) rulings, pronouncements, interpretations and practices; and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Notes. This discussion is limited to persons purchasing the Notes for cash at original issue and at the offering price on the cover page of this prospectus supplement. Furthermore, this discussion assumes that each holder holds the Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). It does not reflect every possible tax outcome or consequence that could result from acquiring, owning or disposing of the Notes. For example, special rules not discussed here may apply to you if you are:

•	a broker-dealer, dealer or trader in securities or currencies;

•	a controlled foreign corporation;

•	a passive foreign investment company;

•	an S corporation;

•	a bank, thrift or other financial institution;

•	a regulated investment company, a real estate investment trust or other financial conduit entity (or shareholder of such entity);

•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;

•	an insurance company;

•	a tax-exempt organization, retirement plan, individual retirement account or tax deferred account;

•	subject to the alternative minimum tax provisions of the Code;

•	holding the Notes as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•	holding the Notes through a partnership or other pass-through entity;

•	a “United States person” (within the meaning of the Code) whose “functional currency” is not the U.S. dollar; or

•	a U.S. expatriate or former long-term resident.

In addition, this discussion does not reflect state, local or non-U.S. tax consequences that may apply to you based on your particular circumstances and residence. This discussion also does not address any U.S. federal tax consequences, such as the estate tax or gift tax, other than U.S. federal income tax consequences. You should consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences, which may result from your acquisition, ownership or disposition of the Notes.

As used herein, “U.S. holder” means a beneficial owner of the Notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of the Code) that have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If any entity treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of an owner of such entity generally will depend upon the status of the owner and the activities of the entity. If you are an owner of an entity treated as a partnership for U.S. federal income tax purposes, you should consult your tax advisor regarding the tax consequences of the entity’s purchase, ownership and disposition of the Notes. This discussion does not address the special treatment under U.S. federal income tax law that could result if we invested in tax-exempt securities or certain other investment assets. For purposes of this discussion, “non-U.S. holder” means a beneficial owner of the Notes that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Prospective holders considering purchasing the Notes should consult their own tax advisors concerning the application of the U.S. federal tax laws to their individual circumstances, as well as any consequences to such holders relating to purchasing, owning and disposing of the Notes under the laws of any other taxing jurisdiction.

U.S. Holders

If you are not a U.S. holder, this section does not apply to you.

Interest. The following discussion assumes that the Notes will be issued with no original issue discount or a de minimis amount of original issue discount for U.S. federal income tax purposes. A U.S. holder generally will be required to recognize and include in gross income any stated interest as ordinary income at the time it is paid or accrued on the Notes in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Sale or other taxable disposition of the Notes. A U.S. holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a Note equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefor (less a portion allocable to any accrued and unpaid stated interest, which generally will be taxable as ordinary income if not previously included in such U.S. holder’s income) and the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note (or a portion thereof) generally will be the U.S. holder’s cost therefor. This gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the Notes for more than one year at the time of such disposition. Long-term capital gains recognized by non-corporate U.S. holders are subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Additional tax on net investment income. An additional surtax at a rate of 3.8% is imposed on the amount of “net investment income,” in the case of an individual, or undistributed “net investment income,” in the case of an estate or trust (other than a charitable trust), which exceeds certain threshold amounts. “Net investment income” as defined for this purpose generally includes interest payments and gain recognized from the sale or other taxable disposition of the Notes. U.S. holders should consult their own tax advisors regarding the effect, if any, of this surtax on their ownership and disposition of the Notes.

Information reporting and backup withholding. A U.S. holder may be subject to information reporting and backup withholding when such U.S. holder receives interest and principal payments on the Notes or proceeds upon the sale or other disposition of such Notes (including a redemption or retirement of the Notes). Certain U.S. holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to information reporting or backup withholding. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and any of the following is true:

•	such U.S. holder fails to furnish its taxpayer identification number, or “TIN,” which, for an individual is ordinarily his or her social security number;

•	the IRS notifies the payor that such U.S. holder furnished an incorrect TIN;

•	such U.S. holder is notified by the IRS of a failure to properly report payments of interest or dividends; or

•	such U.S. holder fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified such U.S. holder that it is subject to backup withholding.

A U.S. holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder generally will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders

If you are not a non-U.S. holder, this section does not apply to you.

Interest. Subject to the discussion below concerning FATCA, interest paid to a non-U.S. holder on its Notes that is not effectively connected with such non-U.S. holder’s conduct of a United States trade or business (and, if any applicable treaty so provides, is not attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States) will not be subject to U.S. federal withholding tax, provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership;

•	such holder is not a bank that received such Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (1) the non-U.S. holder certifies in a statement provided to us or the paying agent generally on IRS Form W-8BEN or IRS Form W-8BEN-E, under penalties of perjury, that it is not a “United States person” (within the meaning of the Code) and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Note on behalf of the non-U.S. holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. holder, has received from the non-U.S. holder a statement generally on IRS Form W-8BEN or IRS Form W-8BEN-E, under penalties of perjury, that such holder is not a United States person and provides us or the paying agent with a copy of such statement or (3) the non-U.S. holder holds its Note directly through a “qualified intermediary” and certain conditions are satisfied.

A non-U.S. holder generally will also be exempt from withholding tax on interest if such amount is effectively connected with such non-U.S. holder’s conduct of a United States trade or business and the non-U.S. holder provides us with appropriate certification (as discussed below under the caption “—United States trade or business”).

Subject to the discussion below under “—United States trade or business,” if a non-U.S. holder does not satisfy the requirements above, interest paid to such non-U.S. holder generally will be subject to a 30% U.S. federal withholding tax. Such rate may be reduced or eliminated under a tax treaty between the United States and the

non-U.S. holder’s country of residence. To claim a reduction or exemption under a tax treaty, a non-U.S. holder must generally complete an IRS Form W-8BEN or an IRS Form W-8BEN-E (or applicable successor form) and claim the reduction or exemption on the form.

Sale or other taxable disposition of the Notes. Subject to the discussion below concerning FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a Note so long as (i) the gain is not effectively connected with the conduct by the non-U.S. holder of a United States trade or business (or, if a tax treaty applies, the gain is not attributable to a United States permanent establishment maintained by such non-U.S. holder) and (ii) in the case of a non-U.S. holder who is an individual, such non-U.S. holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are not met. A non-U.S. holder who is an individual and does not meet this exemption should consult his or her tax advisor regarding the potential liability for U.S. federal income tax on such holder’s gain realized on a Note.

United States trade or business. If interest paid on a Note or gain from a disposition of a Note is effectively connected with a non-U.S. holder’s conduct of a United States trade or business (and, if an income tax treaty applies, the non-U.S. holder maintains a United States permanent establishment to which such amounts are generally attributable), the non-U.S. holder generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. holder. If a non-U.S. holder is subject to U.S. federal income tax on the interest on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is timely provided, generally on IRS Form W-8ECI). A non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a Note or gain from a disposition of a Note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the corporation of a United States trade or business.

Backup withholding and information reporting. A non-U.S. holder generally will not be subject to backup withholding and information reporting with respect to payments that we make to the non-U.S. holder, provided that we do not have actual knowledge or reason to know that such holder is a “United States person,” within the meaning of the Code, and the non-U.S. holder has given us the statement described above under “Non-U.S. Holders—Interest.” In addition, a non-U.S. holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of the Notes (including a retirement or redemption of such Notes) within the United States or conducted through certain U.S.-related brokers, if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. However, we may be required to report annually to the IRS and to the non-U.S. holder the amount of, and the tax withheld with respect to, any interest paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

A non-U.S. holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the holder’s U.S. federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act. Sections 1471 through 1474 of the Code and the Treasury Regulations and other published guidance promulgated thereunder (which are commonly referred to as “FATCA”) generally impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless additional certification, information reporting and other specified requirements are satisfied (including, in the case of a foreign financial institution, entering into an agreement to, among other requirements, identify financial accounts owned by certain of its direct and indirect U.S. investors). Failure to comply with the FATCA reporting requirements could result in withholding tax being imposed on payments of interest and gross sales proceeds to foreign intermediaries and certain non-U.S. holders. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. The U.S. Department of the Treasury has released proposed Treasury Regulations that, if finalized in their present form, would eliminate FATCA withholding tax on gross proceeds from the sale or other disposition of the Notes. In its preamble to the proposed Treasury Regulations, the U.S. Department of the Treasury stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. If payment of this withholding tax is made, holders that are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such interest (or gross sales proceeds, if the proposed Treasury Regulations are not relied on by the holders) will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction, if any. We will not pay additional amounts to holders of the Notes in respect of any amounts withheld. Prospective holders should consult their own tax advisors regarding the potential application of withholding under FATCA to their investment in the Notes.

CUSTODIAN, TRANSFER AND DIVIDEND PAYING AGENT AND REGISTRAR

The custodian of our assets is The Bank of New York Mellon Corp. The custodian’s address is: 500 Ross Street, Suite 935, Pittsburgh, PA 15262. Our assets are held under bank custodianship in compliance with the 1940 Act. Securities held through our wholly owned subsidiary, Business Investment, are held under a custodian agreement with The Bank of New York Mellon Corp., which acts as collateral custodian pursuant to the Credit Facility. The address of the collateral custodian is 2322 French Settlement Road, Suite 100, Dallas, TX 75212. Computershare, Inc. acts as our transfer and dividend paying agent and registrar. The principal business address of Computershare Inc. is 150 Royall Street, Canton, Massachusetts 02021, telephone number 781-575-2000. Computershare also maintains an internet website at www.computershare.com.

LEGAL MATTERS

Certain legal matters, including Delaware law and the validity of the Notes to be issued in connection with this offering, will be passed upon for us by Proskauer Rose LLP, Washington, D.C. Certain legal matters will be passed upon for the underwriters by Dechert LLP, Washington, D.C.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended March 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus constitute part of a registration statement on Form N-2 that we have filed with the SEC, together with any and all amendments and related exhibits under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and the Notes we are offering under this prospectus supplement and the accompanying prospectus, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or other document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus supplement and the accompanying prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. This information is available free of charge on the investors section of our website at www.gladstoneinvestment.com. Except for the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, information contained on our website is not incorporated into this prospectus supplement or the accompanying prospectus and you should not consider such information to be part of this prospectus supplement or the accompanying prospectus. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website free of charge at www.sec.gov. You can request a copy of any of our SEC filings, including those incorporated by reference herein or in the accompanying prospectus, at no cost, by writing or telephoning us at the address or telephone number above.

INCORPORATION BY REFERENCE

SEC rules allow us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference in this prospectus supplement and the accompanying prospectus is considered to be part of this prospectus supplement and the accompanying prospectus, and the information we file subsequently with the SEC prior to the completion of this offering will automatically update and supersede such information.

We previously filed the following documents with the SEC and such filings are incorporated by reference into this prospectus supplement and the accompanying prospectus:

•	our Annual Report on Form 10-K for the year ended March 31, 2021, filed with the SEC on May 11, 2021;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 2, 2021;

•	our Current Reports on Form 8-K, filed with the SEC on August 5, 2021 and August 5, 2021;

•	our Definitive Proxy Statement on Schedule 14A for the 2021 Annual Meeting of Stockholders, filed with the SEC on June 21, 2021; and

•

The description of our common stock contained in our Amendment No.  1 to our Registration Statement on Form 8-A (File No. 814-00704), filed on June 21, 2005, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus supplement until all of the securities offered by this prospectus supplement have been sold or the offering of these securities is otherwise terminated, provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus supplement and in the accompanying prospectus. Information that we subsequently file with the SEC as aforesaid will automatically update and may supersede information in this prospectus supplement and the accompanying prospectus and information that we previously filed with the SEC.

You may obtain copies of any of these filings from us as described below, through the SEC or through the SEC’s website as described in “Where You Can Find More Information.” Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement, by writing or calling our Investor Relations Department at the following address and telephone number.

Investor Relations

Gladstone Investment Corporation

1521 Westbranch Drive, Suite 100

McLean, Virginia 22102

(703) 287-5893

PROSPECTUS

$300,000,000

COMMON STOCK

PREFERRED STOCK

SUBSCRIPTION RIGHTS

WARRANTS

DEBT SECURITIES

We may offer, from time to time, up to $300,000,000 aggregate primary offering price of our common stock, $0.001 par value per share, preferred stock, $0.001 par value per share, debt securities, subscription rights, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, or concurrent, separate offerings of these securities (collectively, “Securities”), in one or more offerings. The Securities may be offered at prices and on terms to be disclosed in one or more supplements to this prospectus. In the case of our common stock and warrants or rights to acquire such common stock hereunder, the offering price per share of our common stock by us, less any underwriting commissions or discounts, will not be less than the net asset value per share of our common stock at the time of the offering except (i) in connection with a rights offering to our existing stockholders, (ii) with the consent of the holders of the majority of our outstanding voting securities (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)), or (iii) under such other circumstances as the U.S. Securities and Exchange Commission (“SEC”) may permit. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our Securities.

We operate as an externally managed, closed-end, non-diversified management investment company and have elected to be treated as a business development company (“BDC”) under the 1940 Act. For federal income tax purposes, we have elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). Our investment objectives are to: (i) achieve and grow current income by investing in debt securities of established businesses that we believe will provide stable earnings and cash flow to pay expenses, make principal and interest payments on our outstanding indebtedness and make distributions to stockholders that grow over time; and (ii) provide our stockholders with long-term capital appreciation in the value of our assets by investing in equity securities, generally in combination with the aforementioned debt securities, of established businesses that we believe can grow over time to permit us to sell our equity investments for capital gains.

Our Securities may be offered directly to one or more purchasers, including existing stockholders in a rights offering, through agents designated from time to time by us, or to or through underwriters or dealers. The prospectus supplement relating to the offering will identify any agents or underwriters involved in the sale of our Securities, and will disclose any applicable purchase price, fee, commission or discount arrangement between us and our agents or underwriters or among our underwriters or the basis upon which such amount may be calculated. See “Plan of Distribution.” We may not sell any of our Securities through agents, underwriters or dealers without delivery of a prospectus supplement describing the method and terms of the offering of such Securities. Our common stock is traded on The Nasdaq Global Select Market under the symbol “GAIN.” As of June 11, 2019, the last reported sales price of our common stock was $11.50, and the net asset value per share of our common stock on March 31, 2019 (the last date prior to the date of this prospectus as of which we determined our net asset value per share) was $12.40. Our 6.25% Series D Cumulative Term Preferred Stock and our 6.375% Series E Cumulative Term Preferred Stock trade on The Nasdaq Global Select Market under the symbols “GAINM” and “GAINL,” respectively. As of June 11, 2019, the last reported sales price of our 6.25% Series D Cumulative Term Preferred Stock and our 6.375% Series E Cumulative Term Preferred Stock was $25.60 and $26.10, respectively.

The securities in which we invest generally would be rated below investment grade if they were rated by rating agencies. Below investment grade securities, which are often referred to as “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may also be difficult to value and are illiquid.

An investment in our Securities involves certain risks, including, among other things, the risk of leverage and risks relating to investments in securities of small, private and developing businesses. Common shares of closed-end investment companies frequently trade at a discount to their net asset value per share. If our shares trade at a discount to their net asset value, this will likely increase the risk of loss to purchasers of our Securities. You should review carefully the risks and uncertainties, including the risk of leverage and dilution, described in the section titled “Risk Factors” included in, or incorporated by reference into, the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus before investing in our securities.

This prospectus contains information you should know before investing in our Securities, including information about risks. Please read it before you invest and keep it for future reference. Additional information about us, including our annual, quarterly and current reports, has been filed with the SEC and can be accessed at its website at www.sec.gov. This information is also available free of charge by writing to us at Investor Relations, Gladstone Investment Corporation, 1521 Westbranch Drive, Suite 100, McLean, VA 22102, by calling our toll-free investor relations line at 1-866-214-7543 or on our website at http://www.gladstoneinvestment.com. You may also call us collect at (703) 287-5893 to request this or other information or to make stockholder inquiries. See “Additional Information.” Information contained on our website is not incorporated by reference into this prospectus, and you should not consider that information to be part of this prospectus. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The SEC has not approved or disapproved these Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

July 24, 2019

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement as if we had authorized it. This prospectus and any prospectus supplement do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained or incorporated by reference in this prospectus and any prospectus supplement is accurate as of the dates on their respective covers only. Our business, financial condition, results of operations and prospects may have changed since such dates. We will update these documents to reflect material changes only as required by law.

This prospectus is part of a registration statement that we have filed with the SEC using the “shelf” registration process. Under the shelf registration process, we may offer, from time to time, up to $300,000,000 of our Securities on terms to be determined at the time of the offering. This prospectus provides you with a general description of the Securities that we may offer. Each time we use this prospectus to offer Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. To the extent required by law, we will amend or supplement the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement to reflect any material changes to such information subsequent to the date of the prospectus and any accompanying prospectus supplement and prior to the completion of any offering pursuant to the prospectus and any accompanying prospectus supplement. Please carefully read this prospectus and any accompanying prospectus supplement together with the additional information described under “Additional Information,” “Incorporation of Certain Information by Reference” and “Risk Factors” before you make an investment decision.

PROSPECTUS SUMMARY

The following summary highlights some of the information in this prospectus. It is not complete and may not contain all the information that you may want to consider. You should read the entire prospectus and any prospectus supplement carefully, including the section entitled “Risk Factors.” Except where the context suggests otherwise, the terms “we,” “us,” “our,” the “Company,” “the Fund” and “Gladstone Investment” refer to Gladstone Investment Corporation; “Adviser” refers to Gladstone Management Corporation; “Administrator” refers to Gladstone Administration, LLC; “Gladstone Commercial” refers to Gladstone Commercial Corporation; “Gladstone Capital” refers to Gladstone Capital Corporation; “Gladstone Land” refers to Gladstone Land Corporation; and “Gladstone Securities” refers to Gladstone Securities, LLC.

General

We were incorporated under the General Corporation Law of the State of Delaware on February 18, 2005. On June 22, 2005, we completed our initial public offering and commenced operations. We operate as an externally managed, closed-end, non-diversified management investment company and have elected to be treated as a BDC under the 1940 Act. For U.S. federal income tax purposes, we have elected to be treated as a RIC under Subchapter M of the Code. To continue to qualify as a RIC for U.S. federal income tax purposes and obtain favorable RIC tax treatment, we must meet certain requirements, including certain minimum distribution requirements. From our initial public offering in 2005 and through March 31, 2019, we made 165 consecutive monthly distributions to common stockholders.

Shares of our common stock, 6.250% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”), and 6.375% Series E Cumulative Term Preferred Stock (“Series E Term Preferred Stock”) are traded on the Nasdaq Global Select Market (“Nasdaq”) under the trading symbols “GAIN,” “GAINM,” and “GAINL,” respectively.

Investment Adviser and Administrator

We are externally managed by the Adviser, an affiliate of ours and an SEC registered investment adviser, pursuant to an investment advisory and management agreement (the “Advisory Agreement”). We have also entered into an administration agreement (the “Administration Agreement”) with the Administrator, an affiliate of ours and the Adviser. Each of the Adviser and the Administrator are privately-held companies that are indirectly owned and controlled by David Gladstone, our chairman and chief executive officer. Mr. Gladstone and Terry Lee Brubaker, our vice chairman and chief operating officer, also serve on the board of directors of the Adviser, the board of managers of the Administrator, and as executive officers of the Adviser and the Administrator. The Administrator employs, among others, our chief financial officer and treasurer, chief valuation officer, chief compliance officer, general counsel and secretary (who also serves as the president, general counsel and secretary of the Administrator) and their respective staffs. The Adviser and Administrator have extensive experience in our lines of business and also provide investment advisory and administrative services, respectively, to our affiliates, including: Gladstone Commercial, a publicly-traded real estate investment trust; Gladstone Capital, a publicly-traded BDC and RIC; and Gladstone Land, a publicly-traded real estate investment trust (together with “Gladstone Commercial” and “Gladstone Capital,” collectively the “Affiliated Public Funds”). In the future, the Adviser and Administrator may provide investment advisory and administrative services, respectively, to other funds and companies, both public and private.

The Adviser was organized as a corporation under the laws of the State of Delaware on July 2, 2002 and is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Administrator was organized as a limited liability company under the laws of the State of Delaware on March 18, 2005. The Adviser and Administrator are headquartered in McLean, Virginia, a suburb of Washington, D.C. The Adviser also has offices in several other states.

Investment Objectives and Strategy

We were established for the purpose of investing in debt and equity securities of established private businesses operating in the U.S. Our investment objectives are to: (i) achieve and grow current income by investing in debt securities of established businesses that we believe will provide stable earnings and cash flow to pay expenses, make principal and interest payments on our outstanding indebtedness and make distributions to stockholders that grow over time; and (ii) provide our stockholders with long-term capital appreciation in the value of our assets by investing in equity securities of established businesses, generally in combination with the aforementioned debt securities, that we believe can grow over time to permit us to sell our equity investments for capital gains. To achieve our investment objectives, our investment strategy is to invest in several categories of debt and equity securities, with individual investments generally totaling up to $30 million, although investment size may vary, depending upon our total assets or available capital at the time of investment. We expect that our investment portfolio over time will consist of approximately 75% in debt securities and 25% in equity securities, at cost. As of March 31, 2019, our investment portfolio was made up of 75.1% in debt securities and 24.9% in equity securities, at cost.

We focus on investing in lower middle market private businesses (which we generally define as private companies with annual earnings before interest, taxes, depreciation and amortization of $3 million to $20 million) in the U.S. that meet certain criteria, including, the following: the sustainability of the business’ free cash flow and its ability to grow it over time, adequate assets for loan collateral, experienced management teams with a significant ownership interest in the portfolio company, reasonable capitalization of the portfolio company, including an ample equity contribution or cushion based on prevailing enterprise valuation multiples, and the potential to realize appreciation and gain liquidity in our equity position, if any. We anticipate that liquidity in our equity position will be achieved through a merger, acquisition, or recapitalization of the portfolio company, a public offering of the portfolio company’s stock or, to a lesser extent, by exercising our right to require the portfolio company to repurchase our warrants, as applicable, though there can be no assurance that we will always have these rights. We invest in portfolio companies that need funds for growth capital, to finance acquisitions, including management buyouts, recapitalize or, to a lesser extent, refinance their existing debt facilities. We seek to avoid investing in high-risk, early-stage enterprises.

We invest by ourselves or jointly with other funds and/or management of the portfolio company, depending on the opportunity. In July 2012, the SEC granted us an exemptive order (the “Co-Investment Order”) that expanded our ability to co-invest, under certain circumstances, with certain of our affiliates, including Gladstone Capital and any future business development company or closed-end management investment company that is advised (or sub-advised if it controls the fund) by the Adviser, or any combination of the foregoing, subject to the conditions in the Co-Investment Order. Since 2012, we have opportunistically made several co-investments with Gladstone Capital pursuant to the Co-Investment Order. We believe the Co-Investment Order has enhanced and will continue to enhance our ability to further our investment objectives and strategies. If we are participating in an investment with one or more co-investors, whether or not an affiliate of ours, our investment is likely to be smaller than if we were investing alone.

In general, our investments in debt securities have a term of five years, accrue interest at variable rates (based on the one-month London Interbank Offered Rate (“LIBOR”)) and, to a lesser extent, at fixed rates. As of March 31, 2019, our loan portfolio consisted of 97.4% variable rate loans with floors and 2.6% fixed rate loans based on the total principal balance of all outstanding debt investments. We seek debt instruments that pay interest monthly or, at a minimum, quarterly, and which may include a yield enhancement such as a success fee or, to a lesser extent, deferred interest provision and are primarily interest only, with all principal and any accrued but unpaid interest due at maturity. Generally, success fees accrue at a set rate and are contractually due upon a change of control of the portfolio company. Some debt securities may have deferred interest whereby some portion of the interest payment is added to the principal balance so that the interest is paid, together with the principal, at maturity. This form of deferred interest is often called “paid-in-kind” (“PIK”) interest. As of March 31, 2019, we did not have any securities with a PIK feature.

Typically, our investments in equity securities take the form of common stock, preferred stock, limited liability company interests, or warrants or options to purchase any of the foregoing. Often, these equity investments occur in connection with our original investment, buyouts and recapitalizations of a business, or refinancing existing debt. From our initial public offering in 2005 through March 31, 2019, we made investments in 49 companies, excluding investments in syndicated loans.

We expect that our investment portfolio will continue to primarily include the following three categories of investments in private companies in the U.S.:

•

First Lien Secured Debt Securities: We seek to invest a portion of our assets in first lien secured debt securities also known as senior loans, senior term loans, lines of credit and senior notes. Using its assets as collateral, the borrower typically uses first lien secured debt to cover a substantial portion of the funding needs of the business. These debt securities usually take the form of first priority liens on all, or substantially all, of the assets of the business.

•

Second Lien Secured Debt Securities: We seek to invest a portion of our assets in second lien secured debt securities, which may also be referred to as subordinated loans, subordinated notes and mezzanine loans. These second lien secured debt securities rank junior to the borrower’s first lien secured debt securities and may be secured by second priority liens on all or a portion of the assets of the business. Additionally, we may receive other yield enhancements in addition to or in lieu of success fees, such as warrants to buy common and preferred stock or limited liability interests, in connection with these second lien secured debt securities.

•

Preferred and Common Equity/Equivalents: We seek to invest a portion of our assets in equity securities, which consist of preferred and common equity, limited liability company interests, warrants or options to acquire such securities, and are generally in combination with our debt investment in a business. Additionally, we may receive equity investments derived from restructurings on some of our existing debt investments. In many cases, we will own a significant portion of the equity of the businesses in which we invest.

Under the 1940 Act, we may not acquire any asset other than assets of the type listed in Section 55 of the 1940 Act, which are referred to as “qualifying assets” and generally include each of the investment types listed above, unless, at the time the acquisition is made, qualifying assets (other than certain assets related to our operations) represent at least 70.0% of our total assets. See “—Regulation as a BDC — Qualifying Assets” in our most recently filed Annual Report on Form 10-K for a discussion of the types of qualifying assets in which we are permitted to invest pursuant to Section 55(a) of the 1940 Act.

Because the majority of the loans in our portfolio consist of term debt in private companies that typically cannot or will not expend the resources to have their debt securities rated by a credit rating agency, we expect that most, if not all, of the debt securities we acquire will be unrated. Investors should assume that these loans would be rated below what is today considered “investment grade” quality. Investments rated below investment grade are often referred to as high yield securities or junk bonds and may be considered higher risk as compared to investment grade debt instruments.

Recent Developments

In May 2019, our $15.8 million debt investment in Old World Christmas, Inc. was paid off at par. In connection with the payoff, we also received an exit fee payment of $0.2 million.

RISK FACTORS

An investment in any securities offered pursuant to this prospectus involves substantial risks. You should carefully consider the risk factors incorporated by reference herein from our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated, amended or superseded by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any accompanying prospectus supplement before acquiring any of such securities. The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow and might cause you to lose all or part of your investment in the offered securities. Much of the business information, as well as the financial and operational data contained in our risk factors, is updated in our periodic reports filed with the SEC pursuant to the Exchange Act, which are also incorporated by reference into this prospectus. Although we believe the risk factors described below are the principal risk factors associated with an investment in our Securities as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours, please be aware that these are not the only risks we face and there may be additional risks that we do not presently know of or that we currently consider not likely to have a significant impact. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our business or our financial performance. Please also refer to the section entitled “Special Note Regarding Forward-Looking Statements” below.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements contained or incorporated by reference in this prospectus or any accompanying prospectus supplement, other than historical facts, may constitute “forward-looking statements.” These statements may relate to, among other things, future events or our future operating results, our business prospects and the prospects of our portfolio companies, actual and potential conflicts of interest with the Adviser and its affiliates, the use of borrowed money to finance our investments, the adequacy of our financing sources and working capital, and our ability to co-invest, among other factors. In some cases, you can identify forward-looking statements by terminology such as “estimate,” “may,” “might,” “believe,” “will,” “provided,” “anticipate,” “future,” “could,” “growth,” “plan,” “project,” “intend,” “expect,” “should,” “would,” “if,” “seek,” “possible,” “potential,” “likely” or the negative or other variations of such terms or comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include but are not limited to:

•	the recurrence of adverse changes in the economy and the capital markets;

•	risks associated with negotiation and consummation of pending and future transactions;

•	the loss of one or more of our executive officers, in particular David Gladstone, David Dullum or Terry Lee Brubaker;

•	changes in our investment objectives and strategy;

•	availability, terms (including the possibility of interest rate volatility) and deployment of capital;

•	changes in our industry, interest rates, exchange rates, regulation or the general economy;

•	our business prospects and the prospects of our portfolio companies;

•	the degree and nature of our competition;

•	changes in governmental regulation, tax rates and similar matters;

•	our ability to exit investments in a timely manner;

•	our ability to maintain our qualification as a RIC and as a BDC; and

•	those factors described or incorporated by reference in the “Risk Factors” section of this prospectus and any accompanying prospectus supplement.

We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Actual results could differ materially from those anticipated in our forward-looking statements and future results could differ materially from our historical performance. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports we have filed, or in the future may file, with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements contained or incorporated by reference in this prospectus or any accompanying prospectus supplement are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”).

USE OF PROCEEDS

Unless otherwise specified in any prospectus supplement accompanying this prospectus, we intend to use the net proceeds from the sale of the Securities first to pay down outstanding debt (which may include borrowings under our revolving credit facility with KeyBank National Association, as administrative agent (the “Credit Facility”), if any, then to make investments in accordance with our investment objectives and strategy, with any remaining proceeds to be used for other general corporate purposes. We intend to re-borrow under our Credit Facility to make investments in portfolio companies in accordance with our investment objectives and strategy depending on the availability of appropriate investment opportunities consistent with our investment objectives and strategy and market conditions. We anticipate that substantially all of the net proceeds of any offering of Securities will be utilized in the manner described above within three months of the completion of such offering. Pending such utilization, we intend to invest the net proceeds of any offering of Securities primarily in cash, cash equivalents, U.S. government securities, and other high-quality debt investments that mature in one year or less from the date of investment, consistent with the requirements for continued qualification as a RIC for federal income tax purposes. These temporary investments may have lower yields than our other investments and, accordingly, may result in lower distributions, if any, during such period. Our ability to achieve our investment objective may be limited to the extent that the net proceeds from an offering, pending full investment, are held in lower yielding interest-bearing deposits or other short-term instruments.

PORTFOLIO COMPANIES

The following table sets forth certain information as of March 31, 2019, regarding each portfolio company in which we had a debt or equity security as of such date. All such investments have been made in accordance with our investment objectives and strategies and our investment policies and procedures described in this prospectus. Under the 1940 Act, we may not acquire any non-qualifying assets unless, at the time such acquisition is made, qualifying assets represent at least 70% of our total assets. As of March 31, 2019, our investment in Funko Acquisition Holdings, LLC was considered a non-qualifying asset under Section 55 of the 1940 Act and represented less than 0.1% of total investments, at fair value.

Company	Industry	Investment	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value
				(Dollar amounts in thousands) (unaudited)
NON-CONTROL/NON-AFFILIATE INVESTMENTS:
B-Dry, LLC 4300 Papermill Drive Knoxville, TN 37909	Personal, Food and Miscellaneous Services	Secured First Lien Line of Credit		$4,600	$—
		Secured First Lien Term Debt		6,443	—
		Secured First Lien Term Debt		840	—
		Preferred Stock	100.0%	2,516	—
		Common Stock	60.4%	300	—

				14,699	—
Bassett Creek Restoration, Inc. 9425 N. Burrage Avenue Portland, OR 97217	Diversified/Conglomerate Services	Secured First Lien Term Debt		28,000	28,000
		Preferred Stock	98.0%	4,900	—

				32,900	28,000
Counsel Press, Inc. 460 West 34 th Street, Fourth Floor New York, NY 10001	Diversified/Conglomerate Services	Secured First Lien Term Debt		18,000	18,000
		Secured First Lien Term Debt		5,500	5,500
		Preferred Stock	87.8%	6,995	16,720

				30,495	40,220

Country Club Enterprises, LLC 2D Express Drive W. Wareham, MA 02571	Automobile	Secured Second Lien Term Debt		4,000	3,920
		Guaranty		—	—

				4,000	3,920
Diligent Delivery Systems 333 N. Sam Houston Parkway E. Suite 100 Houston, TX 77060	Cargo Transport	Secured Second Lien Term Debt		12,933	13,163
		Common Stock Warrants	100.0%	500	2,327

				13,433	15,490
Educators Resource, Inc. 2575 Schillinger Road North Semmes, AL 36575	Healthcare, Education, and Childcare	Secured First Lien Term Debt		20,000	20,000
		Preferred Stock	55.0%	8,560	10,022

				28,560	30,022

Frontier Packaging, Inc. 1201 Andover Park East, Suite 101 Tukwila, WA 98188	Containers, Packaging, and Glass	Secured First Lien Term Debt		9,500	9,500
		Preferred Stock	67.8%	1,373	1,428
		Common Stock	57.6%	152	11,081

				11,025	22,009
Funko Acquisition Holdings, LLC 1202 Shuksan Way Everett, WA 98203	Personal and Non-Durable Consumer Products (Manufacturing Only)	Common Stock	0.001%	131	401

				131	401
Ginsey Home Solutions, Inc. 2078 Center Square Rd Swedesboro, NJ 08085	Home and Office Furnishings, Housewares, and Durable Consumer Products	Secured Second Lien Term Debt		13,300	13,300
		Preferred Stock	94.9%	9,583	15,845
		Common Stock	78.5%	8	—

				22,891	29,145
Jackrabbit, Inc. 471 Industrial Ave. Rippon, CA 95366	Farming and Agriculture	Secured First Lien Term Debt		11,000	11,000
		Preferred Stock	79.8%	3,556	5,632
		Common Stock	55.4%	94	2,565

				14,650	19,197
Nth Degree, Inc. 2675 Breckinridge Blvd., Suite 200 Duluth, GA 30096	Diversified/Conglomerate Service	Secured First Lien Term Debt		13,290	13,290
		Preferred Stock	53.2%	5,660	46,959

				18,950	60,249

SBS Industries, LLC 1843 N. 106th E. Ave Tulsa, OK 74116	Machinery (Nonagriculture, Nonconstruction, Nonelectronic)	Secured First Lien Term Debt		19,957	19,957
		Preferred Stock	94.9%	2,771	4,461
		Common Stock	70.5%	222	4,487

				22,950	28,905
Schylling, Inc. 21 High Street, Suite 400 North Andover, MA 01845	Leisure, Amusement, Motion Pictures, Entertainment	Secured First Lien Term Debt		13,081	13,081
		Secured First Lien Term Debt		8,500	8,500
		Secured First Lien Term Debt		6,000	6,000
		Preferred Stock	72.7%	4,000	4,255

				31,581	31,836
Tread Corporation 176 Eastpark Dr. Roanoke, VA 24019	Oil and Gas	Secured First Lien Line of Credit		3,216	3,216
		Preferred Stock	97.8%	3,768	1,140
		Common Stock	88.6%	753	—

				7,737	4,356
Total Non-Control/Non-Affiliate Investments (represents 50.3% of total investments at fair value)				$254,002	$313,750

AFFILIATE INVESTMENTS:
Alloy Die Casting Corp. 6550 Caballero Blvd Buena Park, CA 90620	Diversified/Conglomerate Manufacturing	Secured Second Lien Term Debt		$12,215	$12,032
		Secured Second Lien Term Debt		175	172
		Secured Second Lien Term Debt		910	896
		Preferred Stock	69.0%	5,114	7,616
		Common Stock	60.3%	41	1,551

				18,455	22,267
Brunswick Bowling Products, Inc. 525 West Laketon Ave. Muskegon, MI 49441	Home and Office Furnishings,	Secured First Lien Term Debt		17,700	17,700
	Housewares and Durable Consumer Products	Preferred Stock	98.2%	4,943	23,747

				22,643	41,447
B+T Group Acquisition, Inc. 1717 Boulder Ave #300 Tulsa, OK 74119	Telecommunications	Secured First Lien Line of Credit		1,225	1,225
		Secured First Lien Term Debt		14,000	14,000
		Preferred Stock	69.9%	4,196	—

				19,421	15,225

Channel Technologies Group, LLC 879 Ward Drive Santa Barbara, CA 93111	Diversified/Conglomerate Manufacturing	Preferred Stock	4.2%	1,841	—
		Common Stock	6.6%	—	—

				1,841	—
D.P.M.S., Inc. 950 George St. Santa Clara, CA 95054	Diversified/Conglomerate Manufacturing	Secured First Lien Term Debt		10,796	7,115
		Common Stock	40.2%	1	—

				10,797	7,115
Edge Adhesives Holdings, Inc. 5117 Northeast Pkwy Fort Worth, TX 76106	Diversified/Conglomerate Manufacturing	Secured First Lien Term Debt		9,300	8,951
		Secured First Lien Term Debt		3,000	2,902
		Preferred Stock	41.9%	3,774	—

				16,074	11,853
Head Country, Inc. 2116 North Ash St. Ponca City, OK 74601	Beverage, Food and Tobacco	Secured First Lien Term Debt		9,050	9,050
		Preferred Stock	88.9%	4,000	2,887

				13,050	11,937
ImageWorks Display and Marketing Group, Inc. 415 Wachovia Street Winston-Salem, NC 27101	Diversified/Conglomerate Services	Secured First Lien Term Debt		22,000	22,000

		Preferred Stock	50.4%	6,749	8,526

				28,749	30,526
J.R. Hobbs Co.—Atlanta, LLC 2021 Cedars Rd., Suite 100 Lawrenceville, GA 30043	Diversified/Conglomerate Services	Secured First Lien Term Debt		36,000	36,000
		Preferred Stock	98.7%	5,920	17,822

				41,920	53,822
Meridian Rack & Pinion, Inc. 6740 Cobra Way San Diego, CA 92121	Automobile	Secured First Lien Term Debt		9,660	5,796
		Preferred Stock	54.4%	3,381	—

				13,041	5,796
The Mountain Corporation 59 Optical Ave. Keene, NH 03431	Personal and Non-Durable Consumer Products (Manufacturing Only)	Secured First Lien Line of Credit		2,500	2,500
		Secured Second Lien Term Debt		11,700	5,169
		Preferred Stock	67.2%	6,899	—
		Common Stock	77.2%	1	—

				21,100	7,669

Old World Christmas, Inc. PO Box 8000 Spokane, WA 99203	Home and Office Furnishings, Housewares, and Durable Consumer Products	Secured First Lien Term Debt		15,770	15,770
		Preferred Stock	99.2%	6,180	15,909

				21,950	31,679
Pioneer Square Brands, Inc. 321 3rd Ave, Suite 40 Seattle, WA 98104	Personal and Non-Durable Consumer Products (Manufacturing Only)	Secured First Lien Term Debt		23,100	23,100
		Preferred Stock	60.0%	5,500	8,960

				28,600	32,060
PSI Molded Plastic, Inc. 5 Wickers Drive Wolfeboro, NH 03894	Chemicals, Plastics, and Rubber	Secured Second Lien Term Debt		26,618	16,641
		Preferred Stock	99.4%	9,730	—

				36,348	16,641
SOG Specialty Knives & Tools, LLC 6521 212th St. SW Lynnwood, WA 98036	Leisure, Amusement, Motion Pictures, Entertainment	Secured First Lien Term Debt		538	538
		Secured First Lien Term Debt		8,399	8,399
		Preferred Stock	70.9%	11,249	139

				20,186	9,076

Total Affiliate Investments (represents 47.6% of total investments at fair value)				$314,175	$297,113

CONTROL INVESTMENTS:
Galaxy Tool Holding Corporation 1111 Industrial Rd. Winfield, KS 67156	Aerospace and Defense	Secured Second Lien Line of Credit		$5,000	$5,000
		Secured Second Lien Term Debt		5,000	5,000
		Preferred Stock	86.1%	11,464	3,309
		Common Stock	55.0%	48	—

				21,512	13,309

Total Control Investments (represents 2.1% of total investments at fair value)				$21,512	$13,309

TOTAL INVESTMENTS				$589,689	$624,172

Significant Portfolio Companies

Set forth below is a brief description of each portfolio company in which we have made an investment whose fair value represented greater than 5% of our total assets as of March 31, 2019. Because of the relative size of our investments in these companies, we are exposed to a greater degree to the risks associated with these companies.

Counsel Press Inc. (“Counsel Press”)

Our investments in Counsel Press had an aggregate fair value of $40.2 million as of March 31, 2019 and included $7.0 million of preferred stock, at cost, and two secured first lien term loans with an aggregate principal amount outstanding of $23.5 million, which mature on March 31, 2020.

Counsel Press, headquartered in New York, New York, supports appellate attorneys and their clients pursuing appeals in courts across the U.S. The company provides document preparation, procedural and technical advice, and a full range of traditional printing and electronic filing services. Once engaged by a customer, Counsel Press organizes, prepares, and files appellate briefs, records and appendices.

Our Adviser has entered into a services agreement with Counsel Press, pursuant to which our Adviser has agreed to advise and provide certain management and consulting services as mutually agreed upon by Counsel Press and our Adviser.

Because of the relative size of this investment, we are exposed to the risks associated with Counsel Press’ business. Counsel Press’ business is dependent on the continued volume of appeals filed in the U.S. and the complexity of the rules for making such filings. Additionally, the death, disability or departure by one or more of Counsel Press’ senior managers could have a negative impact on its business and operations.

One of the Adviser’s managing directors, Erika Highland, serves as a director of Counsel Press’ board. Counsel Press’ principal executive office is located at 460 West 34th St., 4th Floor, New York New York 10001.

Brunswick Bowling Products, Inc. (“Brunswick”)

Our investments in Brunswick had an aggregate fair value of $41.4 million as of March 31, 2019 and included $4.9 million of preferred stock, at cost, and a secured first lien term loan with a principal amount outstanding of $17.7 million, which matures on January 19, 2023.

Founded in 1845, Brunswick, headquartered in Muskegon, Michigan, is a leader in the recreation industry and provides industry expertise, products, installation and maintenance for the development and renovation of new and existing bowling centers as well as mixed-use facilities across the entertainment industry.

Our Adviser has entered into a services agreement with Brunswick, pursuant to which our Adviser has agreed to advise and provide certain management and consulting services as mutually agreed upon by Brunswick and our Adviser.

Because of the relative size of this investment, we are exposed to the risks associated with Brunswick’s business. Brunswick’s business is dependent on the development and construction of new bowling and bowling-related venues, and a decline in the popularity of these venues would have a negative impact on Brunswick’s financial performance. Additionally, the death, disability or departure by one or more of Brunswick’s senior managers could have a negative impact on its business and operations.

One of the Adviser’s managing directors, Kyle Largent, serves as a director of Brunswick’s board. Brunswick’s principal executive office is located at 525 West Laketon Ave., Muskegon, Michigan 49441.

J.R. Hobbs Co. – Atlanta, LLC (“J.R. Hobbs”)

Our investments in J.R. Hobbs had an aggregate fair value of $53.8 million as of March 31, 2019 and included $5.9 million of preferred stock, at cost, and a secured first lien term loan with a principal amount outstanding of $36.0 million, which matures on October 1, 2023. Subsequent to March 31, 2019, we extended a line of credit to J.R. Hobbs with a total commitment amount of $10.0 million at a stated interest rate of LIBOR + 10.25%, which matures on October 10, 2019.

Founded in 1971, J.R. Hobbs is an HVAC installation subcontractor focused on the multifamily and light commercial construction market in the Southeast U.S. Based in Lawrenceville, Georgia, it provides general contractors, building owners, and developers with engineered HVAC solutions for their properties. Through its technical salesforce, rigorous pre-construction procedures, experienced team of senior field personnel, and decades of experience in the multi-family sector, J.R. Hobbs is a full-service HVAC subcontractor to its customers across the Southeast.

Our Adviser has entered into a services agreement with J.R. Hobbs, pursuant to which our Adviser has agreed to advise and provide certain management and consulting services as mutually agreed upon by J.R. Hobbs and our Adviser.

Because of the relative size of this investment, we are exposed to the risks associated with J.R. Hobbs’s business. J.R. Hobbs’ business is dependent on construction of multi-family buildings in the Southeast, and a decline in construction spending would have a negative impact on J.R. Hobbs’ ability to win new business. Additionally, the death, disability or departure by one or more of J.R. Hobbs’s senior managers could have a negative impact on its business and operations.

One of the Adviser’s managing directors, Peter Roushdy, serves as a director of J.R. Hobbs’s board. J.R. Hobbs’s principal executive office is located at 2021 Cedars Rd., Lawrenceville, Georgia 30043.

Nth Degree, Inc. (“Nth Degree”)

Our investments in Nth Degree had an aggregate fair value of $60.2 million as of March 31, 2019 and included $5.7 million of preferred stock, at cost, and a secured first lien term loan with a principal amount outstanding of $13.3 million, which matures on March 29, 2023.

Founded in 1979, Nth Degree is a multifaceted face-to-face event marketing and management services organization. Based outside of Atlanta, Georgia, Nth Degree operates two divisions. The labor division provides installation and dismantle services for tradeshow exhibits across the country. Nth Degree is the largest exhibitor-appointed provider of this service in the U.S. The events division provides event management services for large corporate events, managing logistics, sales and sponsorship, education services, and all other facets of these events.

Our Adviser has entered into a services agreement with Nth Degree, pursuant to which our Adviser has agreed to advise and provide certain management and consulting services as mutually agreed upon by Nth Degree and our Adviser.

Because of the relative size of this investment, we are exposed to the risks associated with Nth Degree’s business. The tradeshow industry is exposed to economic cycles as tradeshow expenditures are highly correlated with economic activity. Nth Degree’s events division has two large customers and the loss of either or both customers would have a significant impact on the company’s financial performance, however, these customers do not represent a significant percentage of the company’s overall revenue. Additionally, the death, disability or departure by one or more of Nth Degree’s senior managers could have a negative impact on its business and operations.

One of the Adviser’s managing directors, Kyle Largent, serves as a director of Nth Degree’s board. Nth Degree’s principal executive office is located at 2675 Breckinridge Boulevard, Duluth, Georgia 30096.

Old World Christmas, Inc. (“Old World”)

Our investments in Old World had an aggregate fair value of $31.7 million as of March 31, 2019 and included $6.2 million of preferred stock, at cost, and a secured first lien term loan with a principal amount outstanding of $15.8 million, which was repaid at par subsequent to March 31, 2019.

Old World, headquartered in Spokane, Washington, is a designer, manufacturer, and marketer of premium figural glass Christmas ornaments.

Our Adviser has entered into a services agreement with Old World, pursuant to which our Adviser has agreed to advise and provide certain management and consulting services as mutually agreed upon by Old World and our Adviser.

Because of the relative size of this investment, we are exposed to the risks associated with Old World’s business. Old World’s business is largely dependent on sales in physical retail stores within the United States, and the continued decline of physical retail could have a negative impact on Old World’s financial performance. Additionally, the death, disability or departure by one or more of Old World’s senior managers could have a negative impact on its business and operations.

One of the Adviser’s managing directors, Kyle Largent, serves as a director of Old World’s board. Old World’s principal executive office is located at 4007 East Main Ave., Spokane, Washington 99202.

Pioneer Square Brands, Inc. (“Pioneer”)

Our investments in Pioneer had an aggregate fair value of $32.1 million as of March 31, 2019 and included $5.5 million of preferred stock, at cost, and a secured first lien term loan with a principal amount outstanding of $23.1 million, which matures on August 25, 2022.

Pioneer, headquartered in Seattle, Washington, is a designer, manufacturer, and marketer of premium mobile technology bags and cases serving a diverse customer base, primarily in the K-12 education sector.

Our Adviser has entered into a services agreement with Pioneer, pursuant to which our Adviser has agreed to advise and provide certain management and consulting services as mutually agreed upon by Pioneer and our Adviser.

Because of the relative size of this investment, we are exposed to the risks associated with Pioneer’s business. Pioneer’s business is dependent on the continued adoption of electronic devices in K-12 curricula in the U.S., and a decline in the use of such devices would have a negative impact on Pioneer’s financial performance. Additionally, the death, disability or departure by one or more of Pioneer’s senior managers could have a negative impact on its business and operations.

One of the Adviser’s managing directors, Kyle Largent, serves as a director of Pioneer’s board. Pioneer’s principal executive office is located at 321 3rd Ave., Seattle, Washington 98104.

Schylling, Inc. (“Schylling”)

Our investments in Schylling had an aggregate fair value of $31.8 million as of March 31, 2019 and included $4.0 million of preferred stock, at cost, and three secured first lien term loans with an aggregate principal amount outstanding of $27.6 million, which mature on August 2, 2019.

Schylling, headquartered in Andover, Massachusetts, a leading designer, developer, and marketer of high-quality specialty toys sold primarily through the independent toy and gift channel.

Our Adviser has entered into a services agreement with Schylling, pursuant to which our Adviser has agreed to advise and provide certain management and consulting services as mutually agreed upon by Schylling and our Adviser.

Because of the relative size of this investment, we are exposed to the risks associated with Schylling’s business. Schylling’s business is largely dependent on sales in physical retail stores within the United States, and the continued decline of physical retail could have a negative impact on Schylling’s financial performance.

Additionally, the death, disability or departure by one or more of Schylling’s senior managers could have a negative impact on its business and operations.

One of the Adviser’s managing directors, Kyle Largent, serves as a director of Schylling’s board. Schylling’s principal executive office is located at 21 High St #400, North Andover, Massachusetts 01845.

PORTFOLIO MANAGEMENT

We are externally managed by our Adviser, an affiliate of ours, under the Advisory Agreement and another of our affiliates, the Administrator provides administrative services to us pursuant to the Administration Agreement. Each of the Adviser and Administrator are privately-held companies that are indirectly owned and controlled by David Gladstone, our chairman and chief executive officer. Mr. Gladstone and Terry Lee Brubaker, our vice chairman and chief operating officer, also serve on the board of directors of the Adviser, the board of managers of the Administrator, and serve as executive officers of the Adviser and the Administrator. Our Adviser directly employs personnel that manage our portfolio investments and directly pays our payroll, benefits and general expenses regarding such personnel. The Administrator employs, among others, our chief financial officer and treasurer, chief valuation officer, chief compliance officer, general counsel and secretary (who also serves as the president of the Administrator) and their respective staffs. In addition to the fees payable under the Advisory Agreement and the Administration Agreement (as described below), we pay our direct expenses, including directors’ fees, legal and accounting fees and stockholder related expenses. The Adviser and Administrator have extensive experience in our lines of business and also provide investment advisory and administrative services, respectively, to our affiliates, including the Affiliated Public Funds. In the future, the Adviser and Administrator may provide investment advisory and administrative services, respectively, to other funds and companies, both public and private.

The principal executive office of the Adviser and Administrator is 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102.

Management Services Provided to Us by our Adviser

Our Adviser is a Delaware corporation registered as an investment adviser under the Advisers Act. Subject to the overall supervision of our Board of Directors, our Adviser provides investment advisory and management services to us. Under the terms of our Advisory Agreement, our Adviser has investment discretion with respect to our capital and, in that regard:

•	determines the composition of our portfolio, the nature and timing of the changes to our portfolio, and the manner of implementing such changes;

•	identifies, evaluates, and negotiates the structure of the investments we make (including performing due diligence on our prospective portfolio companies);

•	closes and monitors the investments we make; and

•	makes available on our behalf, and provides if requested, managerial assistance to our portfolio companies.

Our Adviser’s services under the Advisory Agreement are not exclusive, and it is free to furnish similar services to other entities, provided that its services to us are not impaired.

Portfolio Management

Our Adviser takes a team approach to portfolio management; however, the following persons are primarily responsible for the day-to-day management of our portfolio and comprise our Adviser’s investment committee: David Gladstone, Terry Lee Brubaker and David Dullum, whom we refer to collectively as the Portfolio Managers. Our investment decisions are made on our behalf by the investment committee of our Adviser by unanimous decision.

Mr. Gladstone has served as the chairman and the chief executive officer of the Adviser, since he founded the Adviser in 2002 and on the board of managers of the Administrator since it was founded in 2005. Mr. Brubaker has served as the vice chairman, chief operating officer of the Adviser since 2002 and on the board of managers of the Administrator since 2005. Mr. Dullum has served as an executive managing director of the Adviser since 2008. For more complete biographical information of Messrs. Gladstone, Brubaker and Dullum, please see our most recent definitive proxy statement.

As discussed above, the Portfolio Managers are all officers or directors, or both, of our Adviser, and Messrs. Gladstone and Brubaker are managers of the Administrator. Mr. Gladstone is also the controlling stockholder of the parent company of the Adviser and the Administrator. Although we believe that the terms of the Advisory Agreement and the Administration Agreement are no less favorable to us than those that could be obtained from unaffiliated third parties in arms’ length transactions, our Adviser and Administrator and their officers and its directors have a material interest in the terms of these agreement. Based on an analysis of publicly available information, the Board of Directors believes that the terms and the fees payable under the Advisory Agreement and the Administration Agreement are similar to those of the agreements between other BDCs that do not maintain equity incentive plans and their external investment advisers and administrators.

Our Adviser and Administrator provide investment advisory and administration services, respectively, to the other Affiliated Public Funds. As such, certain of our Portfolio Managers also are primarily responsible for the day-to-day management of the portfolios of other pooled investment vehicles in the Affiliated Public Funds that are managed by the Adviser. As of the date hereof, Messrs. Gladstone, Brubaker and Robert Marcotte (the president of Gladstone Capital and an executive managing director of the Adviser) are primarily responsible for the day-to-day management of the portfolio of Gladstone Capital, another publicly-traded BDC; Messrs. Gladstone, Brubaker and Robert Cutlip (the president of Gladstone Commercial and an executive managing director of the Adviser) are primarily responsible for the day-to-day management of Gladstone Commercial, a publicly-traded real estate investment trust; and Messrs. Gladstone and Brubaker are primarily responsible for the day-to-day management of Gladstone Land, a publicly traded real estate investment trust. As of March 31, 2019, the Adviser had an aggregate of approximately $2.5 billion in total assets under management in the Company and the Affiliated Public Funds, all of which is subject to performance-based advisory fees and for which Messrs. Gladstone and Brubaker are primarily responsible for the day-to-day management.

Conflicts of Interest

As discussed above, the Portfolio Managers who are our executive officers and directors, and the officers and directors of the Adviser, serve or may serve as officers, directors, or principals of entities that operate in the same or a related line of business as we do or of investment funds managed by our affiliates. Accordingly, they may have obligations to investors in those entities, the fulfillment of which might not be in the best interests of us or our stockholders. For example, Mr. Gladstone, our chairman and chief executive officer, is chairman of the board and chief executive officer of the Adviser, the Administrator and the Affiliated Public Funds. In addition, Mr. Brubaker, our vice chairman and chief operating officer, is vice chairman and chief operating officer of the Adviser, the Administrator and the Affiliated Public Funds. Mr. Dullum, our president, is an executive managing director of the Adviser. Moreover, the Adviser may establish or sponsor other investment vehicles which from time to time may have potentially overlapping investment objectives with ours and accordingly may invest in, whether principally or secondarily, asset classes we target. While the Adviser generally has broad authority to make investments on behalf of the investment vehicles that it advises, the Adviser has adopted investment allocation procedures to address these potential conflicts and intends to direct investment opportunities to the Company or the Affiliated Public Fund with the investment strategy that most closely fits the investment opportunity. Nevertheless, the management of the Adviser may face conflicts in the allocation of investment opportunities to other entities managed by the Adviser. As a result, it is possible that we may not be given the opportunity to participate in certain investments made by other funds managed by the Adviser.

In certain circumstances, we may make investments in a portfolio company in which one of our affiliates has or will have an investment, subject to satisfaction of any regulatory restrictions and, where required, the prior approval of our Board of Directors. As of March 31, 2019, our Board of Directors has approved the following types of transactions:

•

Our affiliate, Gladstone Commercial, may, under certain circumstances, lease property to portfolio companies that we do not control. We may pursue such transactions only if (i) the portfolio company is not controlled by us or any of our affiliates, (ii) the portfolio company satisfies the tenant underwriting criteria of Gladstone Commercial, and (iii) the transaction is approved by a majority of our independent directors and a majority of the independent directors of Gladstone Commercial. We expect that any such negotiations between Gladstone Commercial and our portfolio companies would result in lease terms consistent with the terms that the portfolio companies would be likely to receive were they not portfolio companies of ours.

•

We may invest simultaneously with our affiliate Gladstone Capital in senior loans in the broadly syndicated market whereby neither we nor any affiliate has the ability to dictate the terms of the loans.

•

Pursuant to the Co-Investment Order, under certain circumstances, we may co-invest with Gladstone Capital and any future BDC or closed-end management investment company that is advised by the Adviser (or sub-advised by the Adviser if it controls the fund) or any combination of the foregoing subject to the conditions included therein.

Certain of our officers, who are also officers of the Adviser, may from time to time serve as directors of certain of our portfolio companies. If an officer serves in such capacity with one of our portfolio companies, such officer will owe fiduciary duties to stockholders of the portfolio company, which duties may from time to time conflict with the interests of our stockholders.

In the course of our investing activities, we will pay management and incentive fees to the Adviser and will reimburse the Administrator for certain expenses it incurs. As a result, investors in our common stock will invest on a “gross” basis and receive distributions on a “net” basis after expenses, resulting in a lower rate of return than one might achieve through our investors themselves making direct investments. As a result of this arrangement, there may be times when the management team of the Adviser has interests that differ from those of our stockholders, giving rise to a conflict. In addition, as a BDC, we make available significant managerial assistance to our portfolio companies and provide other services to such portfolio companies. While neither we nor the Adviser currently receive fees in connection with managerial assistance, the Adviser and Gladstone Securities have, at various times, provided other services to certain of our portfolio companies and received fees for services other than managerial assistance as discussed in “Business— Ongoing Management of Investments and Portfolio Company Relationships — Managerial Assistance and Services” in our most recent Annual Report on Form 10-K.

Portfolio Manager Compensation

The Portfolio Managers receive compensation from our Adviser in the form of a base salary plus a bonus. Each Portfolio Manager’s base salary is determined by a review of salary surveys for persons with comparable experience who are serving in comparable capacities in the industry. Each Portfolio Manager’s base salary is set and reviewed yearly. Like all employees of the Adviser, a Portfolio Manager’s bonus is tied to the post-tax performance of the Adviser and the entities that it advises. A Portfolio Manager’s bonus increases or decreases when the Adviser’s income increases or decreases. The Adviser’s income, in turn, is directly tied to the management and incentive fees earned in managing its investment funds, including Gladstone Investment. Pursuant to the Advisory Agreement, the Adviser receives a base management fee and an incentive fee based on net investment income in excess of the hurdle rates and capital gains as set out in the Advisory Agreement. During the fiscal years ended March 31, 2019, 2018 and 2017, we incurred net fees of approximately $22.3 million, $13.4 million and $11.2 million, respectively, to our Adviser under the Advisory Agreement. See “Business – Transactions with Related Parties – Investment Advisory and Management Agreement” in our most recent Annual Report on Form 10-K for a full discussion of how such fees are computed and paid. A discussion regarding the basis for the Board of Directors approving the Advisory Agreement is available in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

Portfolio Manager Beneficial Ownership

The following table sets forth, as of June 7, 2019, the dollar range of equity securities that are beneficially owned by each of our Portfolio Managers.

Name	Dollar Range of Equity Securities of the Company Owned by Directors (1)(2)
David Gladstone	Over $1,000,000
Terry Lee Brubaker	Over $1,000,000
David A.R. Dullum	Over $1,000,000

(1)	Ownership is calculated in accordance with Rule 16-1(a)(2) of the Exchange Act.
(2)

The dollar range of equity securities beneficially owned is calculated by multiplying the closing price of the respective class as reported on Nasdaq as of June 7, 2019, times the number of shares of the respective class so beneficially owned and aggregated accordingly.

SALES OF COMMON STOCK BELOW NET ASSET VALUE

At our 2018 annual stockholders meeting, our stockholders approved our ability to sell or otherwise issue shares of our common stock at a price below the then current net asset value (“NAV”) per common share during a period beginning on August 9, 2018 and expiring on the first anniversary of such date (the “Stockholder Approval”). We are seeking a similar approval at our 2019 annual meeting of stockholders in August 2019. To sell shares of common stock at a price below NAV per share pursuant to the Stockholder Approval, the 1940 Act mandates that a majority of our directors who have no financial interest in the sale and a majority of our independent directors must have determined (i) that such sale and issuance is in our best interests and in the best interests of our stockholders and (ii) in consultation with any underwriter or underwriters of the offering, make a good faith determination as of a time either immediately prior to the first solicitation by us or on our behalf of firm commitments to purchase such shares of common stock or immediately prior to the issuance of such common stock that the price at which such shares of common stock are to be sold is not less than a price which closely approximates the market value of those shares of common stock, less any underwriting commissions or discounts.

In addition to the mandates of the 1940 Act pertaining to issuances and sales of common stock at a price below NAV per share, our Stockholder Approval requires that the total number of shares issued and sold pursuant to such Stockholder Approval may not exceed 25% of our currently outstanding common stock immediately prior to each such sale.

Any offering of common stock below its NAV per share will be designed to raise capital for investment in accordance with our investment objectives.

In making a determination that an offering of common stock below its NAV per share is in our and our stockholders’ best interests, our Board of Directors will consider a variety of factors including, but not limited to:

•	the effect that an offering below NAV per share would have on our stockholders, including the potential dilution they would experience as a result of the offering;

•	the amount per share by which the offering price per share and the net proceeds per share are less than our most recently determined NAV per share;

•	the relationship of recent market prices of our common stock to NAV per share and the potential impact of the offering on the market price per share of our common stock;

•	whether the estimated offering price would closely approximate the market value of shares of our common stock;

•	the nature of any new investors anticipated to acquire shares of our common stock in the offering;

•	the anticipated rate of return on and quality, type and availability of investments; and

•	the leverage available to us.

Our Board of Directors will also consider the fact that sales of shares of common stock at a discount will benefit the Adviser as the Adviser will ultimately earn additional investment management fees on the proceeds of such offerings, as it would from the offering of any other securities of the Company or from the offering of common stock at a premium to NAV per share.

We will not sell shares of our common stock under this prospectus or an accompanying prospectus supplement pursuant to the Stockholder Approval without first filing a post-effective amendment to the registration statement if the cumulative dilution to the Company’s NAV per share from offerings under the registration statement exceeds 15%. This would be measured separately for each offering pursuant to the registration statement by calculating the percentage dilution or accretion to aggregate NAV from that offering and then summing the percentage from each offering. For example, if our most recently determined NAV per share at the time of the first offering is $10.00 and we have 140 million shares outstanding, the sale of 35 million shares at net proceeds to us (after discounts, commissions and offering expenses) of $5.00 per share (a 50% discount) would produce dilution of 10%. If we subsequently determined that our NAV per share increased to $11.00 on the then 175 million shares outstanding and then made an additional offering, we could, for example, sell approximately an additional 43.75 million shares at net proceeds to us (after discounts, commissions and offering expenses) of $8.25 per share, which would produce dilution of 5%, before we would reach the aggregate 15% limit. If we file a new post-effective amendment, the threshold would reset.

Sales by us of our common stock at a discount from NAV per share pose potential risks for our existing stockholders whether or not they participate in the offering, as well as for new investors who participate in the offering. Any sale of common stock at a price below NAV per share would result in an immediate dilution to existing common stockholders who do not participate in such sale on at least a pro-rata basis. See “Risk Factors” in this prospectus.

The following three headings and accompanying tables explain and provide hypothetical examples on the impact of an offering of our common stock at a price less than NAV per share on three different types of investors:

•	existing stockholders who do not purchase any shares in the offering;

•	existing stockholders who purchase a relative small amount of shares in the offering or a relatively large amount of shares in the offering; and

•	new investors who become stockholders by purchasing shares in the offering.

Impact on Existing Stockholders Who Do Not Participate in an Offering

Our existing common stockholders who do not participate in an offering below NAV per share or who do not buy additional shares in the secondary market at the same or lower price we obtain in the offering (after expenses and commissions) face the greatest potential risks. These stockholders will experience an immediate decrease (often called dilution) in the NAV of the shares they hold and their NAV per share. These stockholders will also experience a disproportionately greater decrease in their participation in our earnings and assets and their voting power than the increase we will experience in our assets due to the offering. These stockholders may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential decreases in NAV per share. This decrease could be more pronounced as the size of the offering and level of discounts increase. Further, if current common stockholders do not purchase sufficient shares to maintain their percentage interest, regardless of whether such offering is above or below the then current NAV, their voting power will be diluted.

The following table illustrates the level of NAV dilution that would be experienced by a nonparticipating common stockholder in three different hypothetical offerings of different sizes and levels of discount from NAV per share, although it is not possible to predict the level of market price decline that may occur. Actual sales prices and discounts may differ from the presentation below.

The examples assume that we have 1,000,000 common shares outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current NAV and NAV per share are thus $10,000,000 and $10.00, respectively. The table illustrates the dilutive effect on a nonparticipating common stockholder of (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after offering expenses and commission (a 5% discount from NAV), (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after offering expenses and commissions (a 10% discount from NAV) and (3) an offering of 250,000 shares (25% of the outstanding shares) at $7.50 per share after offering expenses and commissions (a 25% discount from NAV).

The prospectus supplement pursuant to which any offering at a price below NAV per share is made will include a chart based on the actual number of shares of common stock in such offering and the actual discount to the most recently determined NAV.

		Example 1 5% Offering at 5% Discount		Example 2 10% Offering at 10% Discount		Example 3 25% Offering at 25% Discount
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public	—	$10.00	—	$9.47	—	$7.90	—
Net Proceeds per Share to Issuer	—	$9.50	—	$9.00	—	$7.50	—
Decrease to NAV per Share
Total Shares Outstanding.	1,000,000	1,050,000	5.00%	1,100,000	10.00%	1,250,000	25.00%
NAV per Share.	$10.00	$9.98	(0.20)%	$9.91	(0.90)%	$9.50	(5.00)%
Dilution to Stockholder

Shares Held by Common Stockholder	10,000	10,000	—	10,000	—	10,000	—
Percentage Held by Common Stockholder	1.0%	0.95%	(4.76)%	0.91%	(9.09)%	0.830%	(20.00)%
Total Asset Values
Total NAV Held by Common Stockholder	$100,000	$99,800	(0.20)%	$99,100	(0.90)%	$95,000	(5.00)%
Total Investment by Common Stockholder (Assumed to be $10.00 per Share)	$100,000	$100,000	—	$100,000	—	$100,000	—
Total Dilution to Common Stockholder (Total NAV Less Total Investment)	—	$(200)	—	$(900)	—	$(5,000)	—
Per Share Amounts
NAV Per Share Held by Common Stockholder	—	$9.98	—	$9.91	—	$9.50	—
Investment per Share Held by Common Stockholder (Assumed to be $10.00 per Share on Shares Held prior to Sale)	$10.00	$10.00	—	$10.00	—	$10.00	—
Dilution per Share Held by Common Stockholder (NAV per Share Less Investment per Share)	—	$(0.02)	—	$(0.09)	—	$(0.50)	—
Percentage Dilution to Common Stockholder (Dilution per Share Divided by Investment per Share)	—	—	(0.20)%	—	(0.90)%	—	(5.00)%

Impact on Existing Stockholders Who Do Participate in an Offering

Our existing common stockholders who participate in an offering below NAV per share or who buy additional shares in the secondary market at the same or lower price as we obtain in the offering (after expenses and commissions) will experience the same types of NAV dilution as the nonparticipating common stockholders, albeit at a lower level, to the extent they purchase less than the same percentage of the discounted offering as their interest in our shares immediately prior to the offering. The level of NAV dilution will decrease as the number of shares such common stockholders purchase increases. Existing common stockholders who buy more than such percentage will experience NAV dilution but will, in contrast to existing common stockholders who purchase less than their proportionate share of the offering, experience an increase (often called accretion) in NAV per share over their investment per share and will also experience a disproportionately greater increase in their participation in our earnings and assets and their voting power than our increase in assets due to an offering. The level of accretion will increase as the excess number of shares such common stockholder purchases increases. Even a common stockholder who over-participates will, however, be subject to the risk that we may make additional offerings at a price below NAV per share in which such common stockholder does not participate, in which case such a stockholder will experience NAV dilution as described above in such subsequent offerings. These stockholders may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential decreases in NAV per share. This decrease could be more pronounced as the size of an offering and level of discount to NAV increases.

The following chart illustrates the level of dilution and accretion in the hypothetical 25% discount offering from the prior chart for a common stockholder that acquires shares equal to (1) 50% of its proportionate share of an offering (i.e., 1,250 shares, which is 0.50% of an offering 250,000 shares rather than its 1% proportionate share) and (2) 150% of such percentage (i.e., 3,750 shares, which is 1.50% of an offering of 250,000 shares rather than its 1% proportionate share). The prospectus supplement pursuant to which any offering at a price below NAV per share is made will include a chart for this example based on the actual number of shares in such offering and the actual discount from the most recently determined NAV per share. It is not possible to predict the level of market price decline that may occur.

		50% Participation		150% Participation
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public	—	$7.90	—	$7.90	—
Net Proceeds per Share to Issuer	—	$7.50	—	$7.50	—
Increases in Shares and Decrease to NAV per Share
Total Shares Outstanding	1,000,000	1,250,000	25.00%	1,250,000	25.00%
NAV per Share	$10.00	$9.50	(5.00)%	$9.50	(5.00)%
Dilution/Accretion to Stockholder
Shares Held by Common Stockholder	10,000	11,250	12.50%	13,750	37.50%
Percentage Held by Common Stockholder	1.0%	0.90%	(10.00)%	1.10%	10.00%
Total Asset Values
Total NAV Held by Common Stockholder	$100,000	$106,875	6.88%	$130,625	30.63%
Total Investment by Common Stockholder (Assumed to be $10.00 per Share on Shares Held prior to Sale)	$100,000	$109,875	—	$129,625	—
Total Dilution/Accretion to Common Stockholder (Total NAV Less Total Investment)	—	$(3,000)	—	$1,000	—
Per Share Amounts
NAV Per Share Held by Common Stockholder	—	$9.50	—	$9.50	—
Investment per Share Held by Common Stockholder (Assumed to be $10.00 per Share on Shares Held prior to Sale)	$10.00	$9.77	(2.33)%	$9.43	(5.73)%
Dilution/Accretion per Share Held by Common Stockholder (NAV per Share Less Investment per Share)	—	$(0.27)	—	$0.07	—
Percentage Dilution/Accretion to Common Stockholder (Dilution/Accretion per Share Divided by Investment per Share)	—	—	(2.73)%	—	0.77%

Impact on New Investors

Investors who are not currently common stockholders, but who participate in an offering below NAV and whose investment per share is greater than the resulting NAV per share (due to selling compensation and expenses paid by us) will experience an immediate decrease, albeit small, in the NAV of their shares and their NAV per share compared to the price they pay for their shares. Investors who are not currently common stockholders and who participate in an offering below NAV per share and whose investment per share is also less than the resulting NAV per share after selling compensation and expenses paid by the issuer being significantly less than the discount per share will experience an immediate increase in the NAV of their common shares and their NAV per share compared to the price they pay for their shares. These investors will, however, be subject to the risk that we may make additional offerings at a price below NAV per share in which such new common stockholder does not participate, in which case such new common stockholder will experience dilution as described above in such subsequent offerings. These investors may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential decreases in NAV per share. This decrease could be more pronounced as the size of an offering and level of discounts increases.

The following chart illustrates the level of dilution or accretion for new investors that would be experienced by a new investor in the same 5%, 10% and 25% discounted offerings as described in the first chart above. The illustration is for a new investor who purchases the same percentage (1%) of the common shares in the offering as the stockholder in the prior examples held immediately prior to the offering. The prospectus supplement pursuant to which any discounted offering is made will include a chart for this example based on the actual number of shares in such offering and the actual discount from the most recently determined NAV per share. It is not possible to predict the level of market price decline that may occur.

		Example 1 5% Offering at 5% Discount		Example 2 10% Offering at 10% Discount		Example 3 25% Offering at 25% Discount
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public	—	$10.00	—	$9.47	—	$7.90	—
Net Proceeds per Share to Issuer	—	$9.50	—	$9.00	—	$7.50	—
Decrease to NAV per Share
Total Shares Outstanding	1,000,000	1,050,000	5.00%	1,100,000	10.00%	1,250,000	25.00%
NAV per Share	$10.00	$9.98	(0.20)%	$9.91	(0.90)%	$9.50	(5.00)%
Dilution/Accretion to Stockholder
Shares Held by Common Stockholder	—	500	—	1,000	—	2,500	—
Percentage Held by Common Stockholder	0.0%	0.05%	—	0.09%	—	0.20%	—
Total Asset Values
Total NAV Held by Common Stockholder	—	$4,990	—	$9,910	—	$23,750	—
Total Investment by Common Stockholder	—	$5,000	—	$9,470	—	$19,750	—
Total Dilution/Accretion to Common Stockholder (Total NAV Less Total Investment)	—	$(10)	—	$440	—	$4,000	—
Per Share Amounts
NAV Per Share Held by Common Stockholder	—	$9.98	—	$9.91	—	$9.50	—
Investment per Share Held by Common Stockholder	—	$10.00	—	$9.47	—	$7.90	—
Dilution/Accretion per Share Held by Common Stockholder (NAV per Share Less Investment per Share)	—	$(0.02)	—	$0.44	—	$1.60	—
Percentage Dilution/Accretion to Common Stockholder (Dilution/Accretion per Share Divided by Investment per Share)	—	—	(0.20)%	—	4.65%	—	20.25%

DIVIDEND REINVESTMENT PLAN

Our transfer agency and services agreement with our transfer agent, Computershare, Inc. (“Computershare”) authorizes Computershare to provide a dividend reinvestment plan that allows for reinvestment of our distributions on behalf of our common stockholders upon their election as provided below. As a result, if our Board of Directors authorizes, and we declare, a cash dividend, then our common stockholders who have “opted in” to the dividend reinvestment plan will not receive cash dividends but, instead, such cash dividends will automatically be reinvested in additional shares of our common stock.

Pursuant to the dividend reinvestment plan, if your shares of our common stock are registered in your own name you can have all distributions reinvested in additional shares of our common stock by Computershare, as the plan agent, if you enroll in the dividend reinvestment plan by delivering an enrollment form to the plan agent prior to the corresponding dividend record date, available at www.computershare.com/investor. The plan agent will effect purchases of our common stock under the dividend reinvestment plan in the open market.

If you do not elect to participate in the dividend reinvestment plan, you will receive all distributions in cash paid by check mailed directly to you (or if you hold your shares in street or other nominee name, then to your nominee) as of the relevant record date, by the plan agent, as our distribution disbursing agent. If your shares are held in the name of a broker or nominee, you can transfer the shares into your own name and then enroll in the dividend reinvestment plan or contact your broker or nominee to determine if they offer a dividend reinvestment plan.

The plan agent serves as agent for the holders of our common stock in administering the dividend reinvestment plan. After we declare a dividend, the plan agent will, as agent for the participants, receive the cash payment and use it to buy common stock on Nasdaq or elsewhere for the participants’ accounts. The price of the shares will be the weighted average price of all shares purchased by the plan agent on such trade date or dates.

Stockholders can obtain additional information about, and participants in the dividend reinvestment plan may withdraw from, the dividend reinvestment plan at any time by contacting Computershare online at www.computershare.com/investor, via telephone at (781) 575-2000 or by mailing a request to 250 Royall Street, Canton, Massachusetts 02021 or by selling or transferring all applicable shares. If the plan agent receives a request to withdraw near a dividend record date, the plan agent, in its sole discretion, may either distribute such dividends in cash or reinvest the shares on behalf of the withdrawing participant. If such dividends are reinvested, the plan agent will process the withdrawal as soon as practicable, but in no event later than five business days after the reinvestment is completed.

The plan agent will maintain each participant’s account in the dividend reinvestment plan and will furnish periodic written confirmations of all transactions in such account, including information needed by the stockholder for personal and tax records. Common stock in the account of each dividend reinvestment plan participant will be held by the plan agent in non-certificated form in the name of such participant; however participants may request that such shares be certificated in their name. The plan agent will provide proxy materials relating to our stockholders’ meetings that will include those shares purchased through the plan agent, as well as shares held pursuant to the dividend reinvestment plan.

We pay the plan agent’s fees for the handling or reinvestment of dividends and other distributions. If a participant elects by written notice to the plan agent prior to termination of his or her account to have the plan agent sell part or all of the shares held by the plan agent in the participant’s account and remit the proceeds to the participant, the plan agent is authorized to deduct a transaction fee of $15.00 for each batch order sale and $25.00 for each market order, day limit order and good-til-canceled limit order sale, plus brokerage commissions of $0.10 per share, from the proceeds. The participants in the dividend reinvestment plan will also bear a transaction fee of up to $5.00, plus per share brokerage commissions of $0.10, incurred with respect to open market purchases.

Distributions are taxable whether paid in cash or reinvested in additional shares, and the reinvestment of distributions pursuant to the dividend reinvestment plan will not relieve participants of any U.S. federal income tax or state income tax that may be payable or required to be withheld on such distributions. For more information regarding taxes that our stockholders may be required to pay, see “Material U.S. Federal Income Tax Considerations.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us, to our qualification and taxation as a RIC for U.S. federal income tax purposes under Subchapter M of the Code and to an investment in our common stock.

This summary does not purport to be a complete description of all the income tax considerations applicable to such an investment. For example, this summary does not describe all of the tax consequences that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, pension plans and trusts, financial institutions, real estate investment trusts, RICs, U.S. persons with a functional currency other than the U.S. dollar, non-U.S. stockholders (as defined below) engaged in a trade or business in the United States or entitled to claim the benefits of an applicable income tax treaty, persons who have ceased to be U.S. citizens or to be taxed as residents of the United States, “controlled foreign corporations,” “passive foreign investment companies” and persons that will hold our common stock as a position in a “straddle,” “hedge” or as part of a “constructive sale” for U.S. federal income tax purposes or to the owners or partners of a stockholder. If we issue preferred stock that may be convertible into or exercisable or exchangeable for securities or other property or preferred stock with other terms that may have different U.S. federal income tax consequences that those described in this summary, the U.S. federal income tax consequences of that preferred stock will be described in the relevant prospectus supplement. This summary assumes that investors hold our common stock as capital assets (within the meaning of the Code). The discussion is based upon the Code, its legislative history, existing and proposed U.S. Treasury regulations and published rulings and court decisions all as currently in effect, all of which are subject to change or differing interpretations, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought, and do not expect to seek, any ruling from the Internal Revenue Service (“IRS”) regarding any matter discussed herein, and this discussion is not binding on the IRS. Accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, a position contrary to any of the tax consequences discussed herein. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invest in tax-exempt securities or certain other investment assets. For purposes of this discussion, a “U.S. stockholder” generally is a beneficial owner of our common stock who is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof, including, for this purpose, the District of Columbia;

•

a trust if (i) a U.S. court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons (as defined in the Code) have the authority to control all of the substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

For purposes of this discussion, a “non-U.S. stockholder” generally is a beneficial owner of our common stock that is neither a U.S. stockholder nor an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Prospective beneficial owners of our common stock that are partnerships or partners in such partnerships should consult their own tax advisers with respect to the purchase, ownership and disposition of our common stock.

Tax matters are very complicated, and the tax consequences to an investor of an investment in our common stock will depend on the facts of such investor’s particular situation. Investors are encouraged to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable income tax treaty and the effect of any possible changes in the tax laws.

Election to be Taxed as a RIC

We have elected to be treated, and intend to operate in a manner so as to continuously qualify annually thereafter, as a RIC for U.S. federal income tax purposes. As a RIC, we generally do not pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that we timely distribute (or are deemed to timely distribute) to our stockholders as dividends. Instead, dividends we distribute (or are deemed to timely distribute) generally are taxable to the holders of our common stock, and any net operating losses, foreign tax credits and most other tax attributes generally will not pass through to the holders of our common stock. We will be subject to U.S. federal corporate-level income tax on any undistributed income and gains. To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, we must distribute to our stockholders, for each taxable year, at least 90% of our investment company taxable income (which generally is our net ordinary taxable income and realized net short-term capital gains in excess of realized net long-term capital losses, determined without regard to the dividends-paid deduction) (the “Annual Distribution Requirement”) for any taxable year. The following discussion assumes that we continue to qualify as a RIC.

Taxation as a Regulated Investment Company

If we qualify as a RIC and meet the Annual Distribution Requirement, we will not be subject to U.S. federal income tax on the portion of our investment company taxable income and net capital gain (realized net long-term capital gain in excess of realized net short-term capital loss) that we timely distribute (or are deemed to distribute) to our stockholders. We would, however, be subject to a 4% nondeductible federal excise tax if we do not distribute, actually or on a deemed basis, an amount at least equal to the sum of (i) 98% of our ordinary income for the calendar year, (ii) 98.2% of our net capital gains for the one-year period ending on October 31 of the calendar year and (iii) any income realized, but not distributed, in the preceding period (to the extent that income tax was not imposed on such amounts), less certain reductions, as applicable (together, the “Excise Tax Distribution Requirements”).

In order to qualify as a RIC for U.S. federal income tax purposes under Subchapter M of the Code, we must, among other things:

•	continue to qualify and have in effect an election to be treated as a business development company under the 1940 Act at all times during each taxable year;

•

derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to loans of certain securities, gains from the sale of stock or other securities or foreign currencies, net income from certain “qualified publicly traded partnerships,” or other income (including certain deemed inclusions) derived with respect to our business of investing in such stock or securities or foreign currencies or net income derived from an interest in a “qualified publicly traded partnership” (the “90% Gross Income Test”); and

•	diversify our holdings so that at the end of each quarter of the taxable year:

•

we ensure that at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs and other securities, if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and

•

we ensure that no more than 25% of the value of our assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, or of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses, or the securities of one or more “qualified publicly traded partnerships” (the “Diversification Tests”).

Under certain applicable provisions of the Code and the U.S. Treasury regulations, distributions payable in cash or in shares of stock at the election of stockholders are treated as taxable dividends. The IRS has issued private rulings indicating that this rule will apply even if the issuer limits the total amount of cash that may be distributed, provided that the limitation does not cause the cash to be less than 20% of the total distribution. We generally intend to pay distributions in cash. However, we reserve the right, in our sole discretion from time to time, to limit the total amount of cash distributed to as little as 20% of the total distribution depending on, among other factors, our cash balances. In such a case, each stockholder receiving cash would receive a pro rata share of the total cash to be distributed and would receive the remainder of their distribution in shares of stock, even if the stockholder had not “opted in” to our dividend reinvestment plan. In no event will any stockholder that has not “opted in” to the dividend reinvestment plan receive less than 20% of his or her entire distribution in cash. For U.S. federal income tax purposes, the amount of a dividend paid in stock will be equal to the amount of cash that could have been received instead of stock.

Stockholders who participate in our dividend reinvestment plan will be required to include the full amount of the dividend (including the portion payable in stock) as ordinary income (or, in certain circumstances, long-term capital gain) to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. It is unclear whether and to what extent we will be able to pay taxable dividends of the type described in this paragraph.

We may have investments that require income to be included in investment company taxable income in a year prior to the year in which we actually receive a corresponding amount of cash in respect of such income. For example, if we hold corporate stock with respect to which Section 305 of the Code requires inclusion in income of amounts of deemed dividends even if no cash distribution is made, we must include in our taxable income in each year the full amount of our applicable share of our allocable share of these deemed dividends. Additionally, if we hold debt obligations that are treated under applicable U.S. federal income tax rules as having original issue discount (“OID”) (such as debt instruments with PIK interest or, in certain cases, that have increasing interest rates or are issued with warrants), we must include in our taxable income in each year a portion of the OID that accrues over the life of the obligation, regardless of whether we receive cash representing such income in the same taxable year. We may also have to include in our taxable income other amounts that we have not yet received in cash, such as accruals on a contingent payment debt instrument or deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock.

A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income. If our deductible expenses in a given year exceed our investment company taxable income, we will have a net operating loss for that year. However, a RIC is not permitted to carry forward net operating losses to subsequent years, and these net operating losses generally will not pass through to stockholders. In addition, expenses can be used only to offset investment company taxable income, and may not be used to offset net capital gain. A RIC may not use any net capital losses (that is, realized capital losses in excess of realized capital gains) to offset the RIC’s investment company taxable income, but may carry forward those losses, and use them to offset future capital gains, indefinitely. Further, a RIC’s deduction of net business interest expense is limited to 30% of its “adjusted taxable income” plus “floor plan financing interest expense.” It is not expected that any portion of any underwriting or similar fee will be deductible for U.S. federal income tax purposes to us or the holders of our common stock. Due to these limits on the deductibility of expenses, net capital losses and business interest expenses, we may, for U.S. federal income tax purposes, have aggregate taxable income for several years that we are required to distribute and that is taxable to stockholders even if this income is greater than the aggregate net income we actually earned during those years.

In order to enable us to make distributions to the holders of our common stock that will be sufficient to enable us to satisfy the Annual Distribution Requirement or the Excise Tax Distribution Requirements in the event that the circumstances described in the preceding two paragraphs apply, we may need to liquidate or sell some of our assets at times or at prices that we would not consider advantageous, we may need to raise additional equity or debt capital, we may need to take out loans, or we may need to forego new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take actions that are advantageous to our business). Even if we are authorized to borrow and to sell assets in order to satisfy the Annual Distribution Requirement or the Excise Tax Distribution Requirements, under the 1940 Act, we generally are not permitted to make distributions to our stockholders while our debt obligations and senior securities are outstanding unless certain “asset coverage” tests or other financial covenants are met. If we are unable to obtain cash from other sources to enable us to satisfy the Annual Distribution Requirement, we may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable state and local taxes). If we are unable to obtain cash from other sources to enable us to satisfy the Excise Tax Distribution Requirements, we may be subject to an additional tax, as described above.

For the purpose of determining whether we satisfy the 90% Gross Income Test and the Diversification Tests, the character of our distributive share of items of income, gain, losses, deductions and credits derived through any investments in companies that are treated as partnerships for U.S. federal income tax purposes (other than certain publicly traded partnerships), or are otherwise treated as disregarded from us for U.S. federal income tax purposes, generally will be determined as if we realized these tax items directly. Further, for purposes of calculating the value of our investment in the securities of an issuer for purposes of determining the 25% requirement of the Diversification Tests, our proper proportion of any investment in the securities of that issuer that are held by a member of our “controlled group” must be aggregated with our investment in that issuer. A controlled group is one or more chains of corporations connected through stock ownership with us if (a) at least 20% of the total combined voting power of all classes of voting stock of each of the corporations is owned directly by one or more of the other corporations, and (b) we directly own at least 20% or more of the combined voting stock of at least one of the other corporations.

Failure to Qualify as a RIC

If we fail to satisfy the 90% Gross Income Test for any taxable year or the Diversification Tests for any quarter of a taxable year, we might nevertheless continue to qualify as a RIC for such year if certain relief provisions of the Code apply (which might, among other things, require us to pay certain corporate-level U.S. federal taxes or to dispose of certain assets). Subject to a limited exception applicable to RICs that qualified for RIC status under Subchapter M of the Code for at least one year prior to disqualification and that requalify as a RIC no later than the second year following the non-qualifying year, we could be subject to U.S. federal income tax on any unrealized net built-in gains in the assets held by us during the period in which we failed to qualify as a RIC that are recognized during the 5-year period after our requalification as a RIC, unless we made a special election to pay corporate-level U.S. federal income tax on these net built-in gains at the time of our requalification as a RIC.

If we fail to qualify for treatment as a RIC and such relief provisions do not apply to us, we would be subject to U.S. federal income tax on all of our taxable income at regular corporate U.S. federal income tax rates (and we also would be subject to any applicable state and local taxes), regardless of whether we make any distributions to the holders of our common stock. We would not be able to deduct distributions to our stockholders, nor would distributions to the holders of our common stock be required to be made for U.S. federal income tax purposes. Any distributions we make generally would be taxable to the holders of our common stock as ordinary dividend income and, subject to certain limitations under the Code, would be eligible for the current maximum rate applicable to qualifying dividend income of individuals and other non-corporate U.S. stockholders, to the extent of our current or accumulated earnings and profits. Subject to certain limitations under the Code, U.S. stockholders of our common stock that are corporations for U.S. federal income tax purposes would be eligible for the dividends-received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the holder’s adjusted tax basis in its shares of our common stock, and any remaining distributions would be treated as capital gain.

If, before the end of any quarter of our taxable year, we believe that we may fail the Diversification Tests, we may seek to take certain actions to avert a failure. However, the action frequently taken by RICs to avert a failure, the disposition of non-diversified assets, may be difficult for us to pursue because of the limited liquidity of our investments.

Although we expect to operate in a manner so as to qualify continuously as a RIC, we may decide in the future to be taxed as a “C” corporation, even if we would otherwise qualify as a RIC, if we determine that treatment as a C corporation for a particular year would be in our best interests. The remainder of this discussion assumes that we will continuously qualify as a RIC for each taxable year.

Our Investments—General

Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (2) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (3) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (4) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (5) cause us to recognize income or gain without receipt of a corresponding cash payment, (6) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (7) adversely alter the characterization of certain complex financial transactions and (8) produce income that will not be qualifying income for purposes of the 90% Gross Income Test. We intend to monitor our transactions and may make certain tax elections to mitigate the potential adverse effect of these provisions, but there can be no assurance that we will be eligible for any such tax elections or that any adverse effects of these provisions will be mitigated.

Gain or loss recognized by us from warrants or other securities acquired by us, as well as any loss attributable to the lapse of such warrants, generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term depending on how long we held a particular warrant or security.

A portfolio company in which we invest may face financial difficulties that require us to work-out, modify or otherwise restructure our investment in the portfolio company. Any such transaction could, depending upon the specific terms of the transaction, cause us to recognize taxable income without a corresponding receipt of cash, which could affect our ability to satisfy the Annual Distribution Requirement or the Excise Tax Distribution Requirements or result in unusable capital losses and future non-cash income. Any such transaction could also result in us receiving assets that give rise to non-qualifying income for purposes of the 90% Gross Income Test.

Our investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. In that case, our yield on those securities would be decreased. Stockholders generally will not be entitled to claim a U.S. foreign tax credit or deduction with respect to non-U.S. taxes paid by us.

If we purchase shares in a “passive foreign investment company” (a “PFIC”), we may be subject to U.S. federal income tax on a portion of any “excess distribution” received on, or any gain from the disposition of, such shares even if we distribute such income as a taxable dividend to the holders of our common stock. Additional charges in the nature of interest generally will be imposed on us in respect of deferred taxes arising from any such excess distribution or gain. If we invest in a PFIC and elect to treat the PFIC as a “qualified electing fund” under the Code (a “QEF”), in lieu of the foregoing requirements, we will be required to include in income each year our proportionate share of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed by the QEF. Any required inclusions from the QEF election will be considered “good income” for purposes of the 90% Gross Income Test. Alternatively, we may be able to elect to mark-to-market at the end of each taxable year our shares in a PFIC; in this case, we will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent that any such decrease does not exceed prior increases included in our income. Our ability to make either election will depend on factors beyond our control, and is subject to restrictions which may limit the availability of the benefit of these elections. Under either election, we may be required to recognize in a year income in excess of any distributions we receive from PFICs and any proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of determining whether we satisfy the Excise Tax Distribution Requirements. See “ —Taxation as a Regulated Investment Company” above.

Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time we accrue income, expenses or other liabilities denominated in a foreign currency and the time we actually collect such income or pay such expenses or liabilities are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency forward contracts, the disposition of debt obligations denominated in a foreign currency, and other financial transactions denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.

Taxation of U.S. Stockholders

The following discussion applies only to U.S. stockholders. If you are not a U.S. stockholder, this section does not apply to you.

Distributions by us generally are taxable to U.S. stockholders as ordinary income or capital gains. We will allocate our earnings and profits to distributions to holders of our preferred stock and then to distributions to holders of our common stock based on priority in our capital structure. Distributions of our investment company taxable income, determined without regard to the deduction for dividends paid, will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional common stock. To the extent such distributions we pay to non-corporate U.S. stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions (“Qualifying Dividends”) generally are taxable to U.S. stockholders at the preferential rates applicable to long-term capital gains. However, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not qualify for the preferential rates applicable to Qualifying Dividends or the dividends-received deduction available to corporations under the Code. Distributions of our net capital gains (which generally are our realized net long-term capital gains in excess of realized net short-term capital losses) that are properly reported by us as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gains that are currently taxable at reduced rates in the case of non-corporate taxpayers, regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such U.S. stockholder’s common stock and, after the adjusted tax basis is reduced to zero, will constitute capital gains to such U.S. stockholder.

A portion of our ordinary income dividends, but not capital gain dividends, paid to corporate U.S. stockholders may, if certain conditions are met, qualify for up to a 50% dividends-received deduction to the extent we have received dividends from certain corporations during the taxable year, but only to the extent these ordinary income dividends are treated as paid out of our earnings and profits. We expect only a small portion of our dividends to qualify for this deduction. A corporate U.S. stockholders may be required to reduce its basis in its common stock with respect to certain “extraordinary dividends,” as defined in Section 1059 of the Code. Corporate U.S. stockholders should consult their own tax advisors in determining the application of these rules in their particular circumstances.

U.S. stockholders who have elected to participate in our dividend reinvestment plan will have their cash dividends and distributions automatically reinvested in additional shares of our common stock, rather than receiving cash dividends and distributions. Any dividends or distributions reinvested under the plan will nevertheless remain taxable to U.S. stockholders. A U.S. stockholder will have an adjusted basis in the additional common stock purchased through the plan equal to the dollar amount that would have been received if the U.S. stockholder had received the dividend or distribution in cash, unless we were to issue new shares that are trading at or above net asset value, in which case, the U.S. stockholder’s basis in the new shares would generally be equal to their fair market value. The additional shares will have a new holding period commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account.

We may distribute our net long-term capital gains, if any, in cash or elect to retain some or all of such gains, pay taxes at the U.S. federal corporate-level income tax rate on the amount retained, and designate the retained amount as a “deemed distribution.” If we elect to retain net long-term capital gains and deem them distributed, each U.S. common stockholder will be treated as if they received a distribution of their pro rata share of the retained net long-term capital gain and the U.S. federal income tax paid. As a result, each U.S. common stockholder will (i) be required to report their pro rata share of the retained gain on their tax return as long-term capital gain, (ii) receive a refundable tax credit for their pro rata share of federal tax paid by us on the retained gain, and (iii) increase the tax basis of their shares of common stock by an amount equal to the deemed distribution less the tax credit. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year.

For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by our stockholders on December 31 of the year in which the dividend was declared.

If a U.S. stockholder purchases shares of our common stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the U.S. stockholder investor will be subject to tax on the distribution even though economically it may represent a return of his, her or its investment.

A U.S. stockholder generally will recognize taxable gain or loss if the U.S. stockholder redeems, sells or otherwise disposes of his, her or its shares of our common stock. The amount of gain or loss will be measured by the difference between such U.S. stockholder’s adjusted tax basis in the common stock sold, redeemed or otherwise disposed of and the amount of the proceeds received in exchange. Any gain or loss arising from such sale, redemption or other disposition generally will be treated as long-term capital gain or loss if the U.S. stockholder has held his, her or its shares for more than one year. Otherwise, such gain or loss will be classified as short-term capital gain or loss. However, any capital loss arising from the sale, redemption or other disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if substantially identical stock or securities are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. In such a case, the basis of the common stock acquired will be increased to reflect the disallowed loss.

In general, individual and certain other non-corporate U.S. stockholders that are individuals, trusts or estates are taxed at preferential rates on their net capital gain (i.e., the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in our shares. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the maximum rate also applied to ordinary income. Non-corporate U.S. stockholders with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate U.S. stockholder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate U.S. stockholders generally may not deduct any net capital losses for a year, but may carry back such losses for three years or carry forward such losses for five years.

We will send to each of our U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in the U.S. stockholder’s taxable income for the applicable year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of each year’s distributions generally will be reported to the IRS (including the amount of dividends, if any, eligible for the preferential rates applicable to long-term capital gains). Dividends paid by us generally will not be eligible for the dividends-received deduction or the preferential tax rate applicable to Qualifying Dividends because our income generally will not consist of dividends. Distributions out of current or accumulated earnings and profits also generally will not be eligible for the 20% pass through deduction under Section 199A of the Code, although under recently proposed regulations (that have not yet been finalized) qualified real estate investment trust dividends earned by us may qualify for the Section 199A deduction. Distributions may also be subject to additional state, local and non-U.S. taxes depending on a U.S. stockholder’s particular situation.

Net Investment Income Tax

An additional 3.8% surtax generally is applicable in respect of the net investment income of non-corporate U.S. stockholders (other than certain trusts) on the lesser of (i) the U.S. stockholder’s “net investment income” for a taxable year and (ii) the excess of the U.S. stockholder’s modified adjusted gross income for the taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” generally includes interest and taxable distributions and deemed distributions paid with respect to shares of common stock, and net gain attributable to the disposition of common stock (in each case, unless the shares of common stock are held in connection with certain trades or businesses), but will be reduced by any deductions properly allocable to these distributions or this net gain.

Taxation of non-U.S. stockholders

The following discussion applies only to non-U.S. stockholders. If you are not a non-U.S. stockholder, this section does not apply to you. Whether an investment in shares of our common stock is appropriate for a non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in shares of our common stock by a non-U.S. stockholder may have adverse tax consequences and, accordingly, may not be appropriate for a non-U.S. stockholder. Non-U.S. stockholders should consult their own tax advisors before investing in our common stock.

Distributions on, and Sale or Other Disposition of, Our Common Stock

Distributions of our investment company taxable income to non-U.S. stockholders generally will be subject to U.S. withholding tax (unless lowered or eliminated by an applicable income tax treaty) to the extent payable from our current or accumulated earnings and profits unless an exception applies.

If a non-U.S. stockholder receives distributions and such distributions are effectively connected with a U.S. trade or business of the non-U.S. stockholder and, if an income tax treaty applies, attributable to a permanent establishment in the United States of such non-U.S. stockholder, such distributions generally will be subject to U.S. federal income tax at the rates applicable to U.S. persons. In that case, we will not be required to withhold U.S. federal income tax if the non-U.S. stockholder complies with applicable certification and disclosure requirements. Special certification requirements apply to a non-U.S. stockholder that is a foreign trust and such entities are urged to consult their own tax advisors.

Actual or deemed distributions of our net capital gain (which generally are our realized net long-term capital gains in excess of realized net short-term capital losses) to a non-U.S. stockholder, and gains recognized by a non-U.S. stockholder upon the sale of our common stock, will not be subject to withholding of U.S. federal income tax and generally will not be subject to U.S. federal income tax unless (a) the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the non-U.S. stockholder and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States (as discussed above) or (b) the non-U.S. stockholder is an individual, has been present in the United States for 183 days or more during the taxable year, and certain other conditions are satisfied. For a corporate non-U.S. stockholder, distributions (both actual and deemed), and gains recognized upon the sale of our common stock that are effectively connected with a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” (unless lowered or eliminated by an applicable income tax treaty). Non-U.S. stockholders of our common stock are encouraged to consult their own advisors as to the applicability of an income tax treaty in their individual circumstances.

In general, no U.S. source withholding taxes will be imposed on dividends paid by us to non-U.S. stockholders to the extent the dividends are designated as “interest related dividends” or “short term capital gain dividends.” Under this exemption, interest related dividends and short term capital gain dividends generally represent distributions of interest or short term capital gain that would not have been subject to U.S. withholding tax at the source if they had been received directly by a non-U.S. stockholder, and that satisfy certain other requirements. No assurance can be given that we will distribute any interest related dividends or short term capital gain dividends.

If we distribute our net capital gain in the form of deemed rather than actual distributions (which we may do in the future), a non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the non-U.S. stockholder’s allocable share of the tax we pay on the capital gain deemed to have been distributed. In order to obtain the refund, the non-U.S. stockholder must obtain a U.S. taxpayer identification number (“TIN”) (if one has not been previously obtained) and file a U.S. federal income tax return even if the non-U.S. stockholder would not otherwise be required to obtain a U.S. TIN or file a U.S. federal income tax return.

Non-U.S. stockholders who have elected to participate in our dividend reinvestment plan will have their cash dividends and distributions automatically reinvested in additional shares of our common stock, rather than receiving cash dividends and distributions. Any dividends or distributions reinvested under the plan will nevertheless remain taxable to non-U.S. stockholders to the same extent as if such dividends were received in cash. In addition, we have the ability to declare a large portion of a dividend in shares of our common stock, even if a non-U.S. stockholder has not elected to participate in our dividend reinvestment plan, in which case, as long as a portion of such dividend is paid in cash (which portion could be as low as 20%) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, our non-U.S. stockholders will be taxed on 100% of the fair market value of a dividend paid entirely or partially in our common stock on the date the dividend is received in the same manner (and to the extent such non-U.S. stockholder is subject to U.S. federal income taxation) as a cash dividend (including the application of withholding tax rules described above), even if most or all of the dividend is paid in common stock. In such a circumstance, we may be required to withhold all or substantially all of the cash we would otherwise distribute to a non-U.S. stockholder.

Certain Additional Tax Considerations

Information Reporting and Backup Withholding

We may be required to withhold, for U.S. federal income taxes, a portion of all taxable distributions payable to stockholders (a) who fail to provide us with their correct TINs or who otherwise fail to make required certifications or (b) with respect to whom the IRS notifies us that this stockholder is subject to backup withholding. Certain stockholders specified in the Code and the U.S. Treasury regulations promulgated thereunder are exempt from backup withholding, but may be required to provide documentation to establish their exempt status. Backup withholding is not an additional tax. Any amounts withheld will be allowed as a refund or a credit against the stockholder’s U.S. federal income tax liability if the appropriate information is timely provided to the IRS. Failure by a stockholder to furnish a certified TIN to us could subject the stockholder to a $50 penalty imposed by the IRS.

Withholding and Information Reporting on Foreign Financial Accounts

A non-U.S. stockholder who is otherwise subject to withholding of U.S. federal income tax may be subject to information reporting and backup withholding of U.S. federal income tax on dividends, unless the non-U.S. stockholder provides us or the dividend paying agent with an IRS Form W-8BEN or W-8BEN-E (or an acceptable substitute form), or otherwise meets the documentary evidence requirements for establishing that it is a non-U.S. stockholder or establishes an exemption from backup withholding.

Pursuant to Sections 1471 to 1474 of the Code and the U.S. Treasury regulations thereunder, the relevant withholding agent generally will be required to withhold 30% of any dividends paid with respect to common stock to: (i) a foreign financial institution, unless the foreign financial institution agrees to verify, report and disclose its U.S. accountholders, and meets certain other specified requirements or is subject to an applicable “intergovernmental agreement”; or (ii) a non-financial foreign entity beneficial owner, unless the entity certifies that it does not have any substantial U.S. owners or provides the name, address and TIN of each substantial U.S. owner, and meets certain other specified requirements. If payment of this withholding tax is made, non-U.S. stockholders that otherwise are eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to these dividends or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of this exemption or reduction. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Certain jurisdictions have entered into agreements with the United States that may supplement or modify these rules.

All stockholders should consult their own tax advisers with respect to the U.S. federal income and withholding tax consequences, and state, local and non-U.S. tax consequences, of an investment in our common stock. We will not pay any additional amounts in respect to any amounts withheld.

DESCRIPTION OF OUR SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

The following are our outstanding classes, and series thereof, of Securities as of June 11, 2019.

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by us or for Our Account	(4) Amount Outstanding Exclusive of Amounts Shown Under(3)
Common Stock	100,000,000	—	32,822,459
Series D Term Preferred Stock	3,000,000	—	2,300,000
Series E Term Preferred Stock	3,500,000	—	2,990,000

The following description is a summary based on relevant provisions of our certificate of incorporation and bylaws and the Delaware General Corporation Law. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our certificate of incorporation and bylaws, as amended, and applicable provisions of the Delaware General Corporation Law.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, dividends and voting and are duly authorized, validly issued, fully paid and nonassessable. Shares of our common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract.

Distributions may be paid to the holders of our common stock if, as and when declared by our Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. In accordance with the certificates of designation for our outstanding series of preferred stock, for so long as any shares of our preferred stock are outstanding, we will not: (x) declare any dividend or other distribution (other than a dividend or distribution paid in shares of our common stock) in respect of our common stock, (y) call for redemption, redeem, purchase or otherwise acquire for consideration any shares of our common stock, or (z) pay any proceeds of our liquidation in respect of our common stock, unless, in each case, (A) immediately thereafter, we have asset coverage for our senior securities (as calculated in accordance with the 1940 Act) equal to at least 200% (with respect to our Series D Term Preferred Stock) or 150% (with respect to our Series E Term Preferred Stock) after deducting the amount of such dividend or distribution or redemption or purchase price or liquidation proceeds and (B) all cumulative dividends and distributions on all shares of our outstanding series of preferred stock due on or prior to the date of the applicable dividend, distribution, redemption, purchase or acquisition have been declared and paid.

Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. Except as otherwise provided by statute, by the rules of Nasdaq or other applicable stock exchange, by our certificate of incorporation or by our bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present or represented by proxy at a meeting of our stockholders and entitled to vote will be the act of the stockholders. Except as otherwise provided by statute, by our certificate of incorporation or by our bylaws, directors shall be elected by a plurality of the votes of the shares present or represented by proxy at a meeting of our stockholders and entitled to vote on the election of directors. Our common stock is listed on Nasdaq under the ticker symbol “GAIN.”

Preferred Stock

Of the 10,000,000 shares of our capital stock designated as preferred stock, 3,000,000 are designated as Series D Term Preferred Stock and 3,500,000 are designated as Series E Term Preferred Stock. All shares of our preferred stock are duly authorized, validly issued, fully paid and nonassessable. Shares of our preferred stock have no preemptive, exchange or conversion rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. Shares of our Series D Term Preferred Stock and Series E Term Preferred Stock are traded on Nasdaq under the trading symbols “GAINM” and “GAINL,” respectively.

The following is a summary of the material terms of each outstanding series of our preferred stock. The following summary is qualified in its entirety, with respect to each series, by reference to the certificate of designation for such series, which is filed as an exhibit to our annual report on Form 10-K.

Dividend Rights

The holders of Series D Term Preferred Stock are entitled to monthly dividends in the amount of 6.25% per annum on the stated liquidation preference of Series D Term Preferred Stock, or $0.13020833 per share. The holders of Series E Term Preferred Stock are entitled to monthly dividends in the amount of 6.375% per annum on the stated liquidation preference of Series E Term Preferred Stock, or $0.13281250 per share.

In the event that we fail to pay dividends on or to redeem the Series D Term Preferred Stock or Series E Term Preferred Stock when required, the dividend rate with respect to such series shall increase by 3% per annum until such default is cured.

Voting Rights

The holders of our preferred stock are entitled to one vote per share and do not have cumulative voting. The holders of our preferred stock generally vote together with the holders of our common stock, except that the holders of our preferred stock have the right to elect two of our directors. Furthermore, during any period that we owe accumulated dividends, whether or not earned or declared, on any preferred stock equal to at least two full years of dividends, the holders of our preferred stock will have the right to elect a majority of our Board of Directors.

Liquidation Rights

In the event of a dissolution, liquidation or winding up of our affairs, our preferred stock has a liquidation preference over our common stock equal to $25 per share, plus all unpaid dividends and distributions accumulated to (but excluding) the date fixed for payment on such shares.

Redemption

The Series D Term Preferred Stock has a mandatory redemption date of September 30, 2023. The Series E Term Preferred Stock has a mandatory redemption date of August 31, 2025. However, if we fail to maintain asset coverage as calculated in accordance the 1940 Act of at least 200% with respect to the Series D Term Preferred Stock or 150% with respect to the Series E Term Preferred Stock, we will be required to redeem a portion of our outstanding preferred stock to enable us to meet the required asset coverage at a price per share equal to the liquidation preference plus all accumulated and unpaid dividends and distributions. In the event of a change of control, we will also be required to redeem the shares of our preferred stock at a price per share equal to the liquidation preference plus all accumulated and unpaid dividends and distributions.

We have the option to redeem shares of Series D Term Preferred Stock at any time after September 30, 2018, with no redemption premium. We have the option to redeem shares of Series E Term Preferred Stock at any time after August 31, 2020, with no redemption premium.

Subscription Rights

General

We may issue subscription rights to our stockholders to purchase common stock or preferred stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters would purchase any offered Securities remaining unsubscribed after such subscription rights offering to the extent permissible under applicable law. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement would describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the period of time the offering would remain open (which in no event would be less than fifteen business days);

•	the title of such subscription rights;

•	the exercise price for such subscription rights;

•	the ratio of the offering (which in no event would exceed one new share of common stock for each three rights held);

•	the number of such subscription rights issued to each stockholder;

•	the extent to which such subscription rights are transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right would entitle the holder of the subscription right to purchase for cash such amount of shares of common stock, or preferred stock, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights would become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we will forward, as soon as practicable, the shares of common stock purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

Warrants

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

We may issue warrants to purchase shares of our common stock, preferred stock or debt securities. Such warrants may be issued independently or together with shares of common or preferred stock or other equity or debt securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•

In the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which such principal amount may be purchased upon such exercise;

•

In the case of warrants to purchase common stock or preferred stock, the number of shares of common or preferred stock purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the warrants;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive distributions or dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Under the 1940 Act, we may generally only offer warrants (except for warrants expiring not later than 120 days after issuance and issued exclusively and ratably to a class of our security holders) on the condition that (1) the warrants expire by their terms within ten years; (2) the exercise or conversion price is not less than the current market value of the securities underlying the warrants at the date of issuance; (3) our stockholders authorize the proposal to issue such warrants (our stockholders approved such a proposal to issue long-term rights, including warrants, in connection with our 2008 annual meeting of stockholders) and a “required majority” of our Board of Directors approves such issuance on the basis that the issuance is in the best interests of Gladstone Investment and our stockholders; and (4) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. A “required majority” of our Board of Directors is a vote of both a majority of our directors who have no financial interest in the transaction and a majority of the directors who are not interested persons of the company. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, options and subscription rights at the time of issuance may not exceed 25% of our outstanding voting securities.

Debt Securities

Any debt securities that we issue may be senior or subordinated in priority of payment. We have no present plans to issue any debt securities. If we offer debt securities under this prospectus, we will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange, the name and address of the trustee and any other specific terms of the debt securities.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF OUR

CERTIFICATE OF INCORPORATION AND BYLAWS

The following description of certain provisions of Delaware law and of our amended and restated certificate of incorporation (our “certificate of incorporation”) and our amended and restated bylaws, as amended (our “bylaws”), is only a summary. For a complete description, we refer you to the Delaware General Corporation Law, our certificate of incorporation and our bylaws. We have filed our certificate of incorporation and bylaws, as amended, as exhibits to the registration statement of which this prospectus is a part.

Classified Board of Directors

Pursuant to our certificate of incorporation, our Board of Directors is divided into three classes of directors. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. The holders of outstanding shares of any preferred stock are entitled, as a class, to the exclusion of the holders of all other securities and classes of common stock, to elect two of our directors at all times (regardless of the total number of directors serving on the Board of Directors). We refer to these directors as the Preferred Directors. The holders of outstanding shares of common stock and preferred stock, voting together as a single class, elect the balance of our directors. Any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualified. Holders of shares of our stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of our stockholders, the holders of a plurality of the combined shares of common stock and preferred stock are able to elect all of the successors to the class of directors whose term expires at such meeting (other than the Preferred Directors, who will be elected by the holders of a plurality of the preferred stock).

Our classified board could have the effect of making the replacement of incumbent directors more time consuming and difficult. Because our directors may only be removed for cause, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our Board of Directors. Thus, our classified board could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us or another transaction that might involve a premium price for our common stock that might be in the best interest of our stockholders.

Removal of Directors

Any director may be removed only for cause by the stockholders upon the affirmative vote of at least two-thirds of all the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting shall indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

Business Combinations

Section 203 of the Delaware General Corporation Law generally prohibits “business combinations” between us and an “interested stockholder” for three years after the date of the transaction in which the person became an interested stockholder. In general, Delaware law defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling, or controlled by, the entity or person. These business combinations include:

•	Any merger or consolidation involving the corporation and the interested stockholder;

•	Any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	Subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	The receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Section 203 permits certain exemptions from its provisions for transactions in which:

•

Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

The interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

On or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Merger; Amendment of Certificate of Incorporation

Under Delaware law, we will not be able to amend our certificate of incorporation or merge with another entity unless approved by the affirmative vote of stockholders holding at least a majority of the shares entitled to vote on the matter.

Term and Termination

Our certificate of incorporation provides for us to have a perpetual existence. Pursuant to our certificate of incorporation, and subject to the provisions of any of our classes or series of stock then outstanding and the approval by a majority of the entire Board of Directors, our stockholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our Board of Directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by our Board of Directors; or

•

by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to our Board of Directors may be made only:

•	pursuant to our notice of the meeting;

•	by our Board of Directors; or

•

provided that our Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Preferred Stock

Our certificate of incorporation gives our Board of Directors the authority, without further action by stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, and liquidation preference, any or all of which may be greater than the rights of the common stock. Thus, our Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation, and could also decrease the market price of our common stock.

Possible Anti-Takeover Effect of Certain Provisions of Delaware Law and of Our Certificate of Incorporation and Bylaws

The business combination provisions of Delaware law, the provisions of our bylaws regarding the classification of our Board of Directors and the Board of Directors’ ability to issue preferred stock with terms and conditions that could have a priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock, and the advance notice provisions of our bylaws could have the effect of delaying, deferring or preventing a transaction or a change in the control that might involve a premium price for holders of common stock or otherwise be in their best interest.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Our certificate of incorporation eliminates the liability of directors to the maximum extent permitted by Delaware law. In addition, our bylaws require us to indemnify our directors and executive officers, and allow us to indemnify other employees and agents, to the fullest extent permitted by law, subject to the requirements of the 1940 Act. Our bylaws obligate us to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The certificate of incorporation and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of us in any of the capacities described above and any of our employees or agents or any employees or agents of our predecessor. In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Delaware law requires a corporation to indemnify a present or former director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Delaware law permits a corporation to indemnify its present and former directors and officers, or any other person who is or was an employee or agent, or is or was serving at the request of a corporation as a director, officer, employee or agent of another entity, against liability for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. In the case of a criminal proceeding, Delaware law further requires that the person to be indemnified have no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of a corporation to procure a judgment in its favor by reason of such person’s service to the corporation, Delaware law provides that no indemnification shall be made with respect to any claim, issue or matter as to which such person has been adjudged liable to the corporation, unless and only to the extent that the court in which such an action or suit is brought determines, in view of all the circumstances of the case, that the person is fairly and reasonably entitled to indemnity. Insofar as certain members of our senior management team may from time to time serve, at the request of our Board of Directors, as directors of one or more of our portfolio companies, we may have indemnification obligations under our bylaws with respect to acts taken by our portfolio companies.

Any payment to an officer or director as indemnification under our governing documents or applicable law or pursuant to any agreement to hold such person harmless is recoverable only out of our assets and not from our stockholders. Indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals. This provision for indemnification of our directors and officers does not reduce the exposure of our directors and officers to liability under federal or state securities laws, nor does it limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or to our stockholders, although these equitable remedies may not be effective in some circumstances.

In addition to any indemnification to which our directors and officers are entitled pursuant to our certificate of incorporation and bylaws and the Delaware General Corporation Law, our certificate of incorporation and bylaws provide that we may indemnify other employees and agents to the fullest extent permitted under Delaware law, whether they are serving us or, at our request, any other entity, including our Adviser and our Administrator.

The general effect to investors of any arrangement under which any person who controls us or any of our directors, officers or agents is insured or indemnified against liability is a potential reduction in distributions to our stockholders resulting from our payment of premiums associated with liability insurance. In addition, indemnification could reduce the legal remedies available to us and to our stockholders against our officers, directors and agents. The SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. As a result, indemnification of our directors and officers and of our Adviser or its affiliates may not be allowed for liabilities arising from or out of a violation of state or federal securities laws. Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending any lawsuit, provided that a court either:

•	approves the settlement and finds that indemnification of the settlement and related costs should be made; or

•

dismisses with prejudice or makes a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and a court approves the indemnification.

Conflict with 1940 Act

Our bylaws provide that, if and to the extent that any provision of the Delaware General Corporation Law or any provision of our certificate of incorporation or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

SHARE REPURCHASES

Shares of closed-end investment companies frequently trade at discounts to NAV. We cannot predict whether our shares will trade above, at or below NAV. The market price of our common stock is determined by, among other things, the supply and demand for our shares, our investment performance and investor perception of our overall attractiveness as an investment as compared with alternative investments. Our Board of Directors may authorize our officers, in their discretion and subject to compliance with the 1940 Act and other applicable law, to purchase on the open market or in privately negotiated transactions, outstanding shares of our common stock in the event that our shares trade at a discount to NAV. We cannot assure you that we will ever conduct any open market purchases and if we do conduct open market purchases, we may terminate them at any time.

In addition, if our shares publicly trade for a substantial period of time at a substantial discount to our then current NAV per share, our Board of Directors may consider authorizing periodic repurchases of our shares or other actions designed to eliminate the discount. Our Board of Directors could consider any relevant factors in determining whether to take any such actions, including the effect of such actions on our status as a RIC under the Code and the availability of cash to finance these repurchases in view of the restrictions on our ability to borrow. We cannot assure you that any share repurchases will be made or that if made, they will reduce or eliminate market discount. Should we make any such repurchases in the future, we expect that we would make them at prices at or below the then current NAV per share. Any such repurchase would cause our total assets to decrease, which may have the effect of increasing our expense ratio. We may borrow money to finance the repurchase of shares subject to the limitations described in this prospectus. Any interest on such borrowing for this purpose would reduce our net income.

PROXY VOTING POLICIES AND PROCEDURES

We have delegated our proxy voting responsibility to the Adviser. The proxy voting policies and procedures of the Adviser are set out below. The guidelines are reviewed periodically by the Adviser and our directors who are not “interested persons,” and, accordingly, are subject to change.

Introduction

As an investment adviser registered under the Advisers Act, the Adviser has a fiduciary duty to act solely in our best interests. As part of this duty, the Adviser recognizes that it must vote our securities in a timely manner free of conflicts of interest and in our best interests.

The Adviser’s policies and procedures for voting proxies for its investment advisory clients are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

Proxy Policies

The Adviser votes proxies relating to our portfolio securities in what it perceives to be the best interest of our stockholders. The Adviser reviews on a case-by-case basis each proposal submitted to a stockholder vote to determine its effect on the portfolio securities we hold. In most cases the Adviser will vote in favor of proposals that the Adviser believes are likely to increase the value of the portfolio securities we hold.

Although the Adviser will generally vote against proposals that may have a negative effect on our portfolio securities, the Adviser may vote for such a proposal if there exist compelling long-term reasons to do so.

Our proxy voting decisions are made by our Adviser’s portfolio managers. To ensure that the Adviser’s vote is not the product of a conflict of interest, the Adviser requires that (1) anyone involved in the decision-making process disclose to our Adviser’s investment committee any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and (2) employees involved in the decision-making process or vote administration are prohibited from revealing how the Adviser intends to vote on a proposal in order to reduce any attempted influence from interested parties. Where conflicts of interest may be present, the Adviser will disclose such conflicts to us, including our independent directors and may request guidance from us on how to vote such proxies.

Proxy Voting Records

You may obtain information without charge about how the Adviser voted proxies by making a written request for proxy voting information to:

Michael LiCalsi, General Counsel and Secretary

c/o Gladstone Investment Corporation

1521 Westbranch Drive

Suite 100

McLean, VA 22102

PLAN OF DISTRIBUTION

We may offer the Securities through underwriters or dealers, directly to one or more purchasers, including existing stockholders in a rights offering, or through agents or through a combination of any such methods of sale. In the case of a rights offering, the applicable prospectus supplement will set forth the number of shares of our common stock issuable upon the exercise of each right and the other terms of such rights offering. Any underwriter or agent involved in the offer and sale of Securities will be named in the applicable prospectus supplement. Any prospectus supplement or supplements will also describe the terms of the offering of Securities, including: the amount and purchase price of Securities and the proceeds we will receive from the sale; any over-allotment options under which underwriters may purchase additional Securities from us; any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation; the public offering price; any discounts or concessions allowed or re-allowed or paid to dealers; and any securities exchange or market on which the Securities may be listed.

The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The price at which Securities may be distributed may represent a discount from prevailing market prices, provided, however, that in the case of our common stock, the offering price per share less any underwriting commissions or discounts must equal or exceed the NAV per share of our common stock except (i) in connection with a rights offering to our existing stockholders, (ii) with the consent of the majority of our outstanding voting securities (as defined in the 1940 Act), or (iii) under such other circumstances as the SEC may permit.

In connection with the sale of the Securities, underwriters or agents may receive compensation from us or from purchasers of the Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Our common stockholders will indirectly bear such fees and expenses as well as any other fees and expenses incurred by us in connection with any sale of Securities. Underwriters may sell the Securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions they receive from us and any profit realized by them on the resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement. The maximum commission or discount to be received by any FINRA member or independent broker-dealer will not exceed 10%.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the Securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the Securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the Securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on Nasdaq may engage in passive market making transactions in our common stock on Nasdaq in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the Securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

We may sell the Securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of the Securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

Unless otherwise specified in the applicable prospectus supplement, each class or series of Securities will be a new issue with no trading market, other than our common stock and our outstanding preferred stock, which are traded on Nasdaq. We may elect to list any other class or series of Securities on any exchanges, but we are not obligated to do so. We cannot guarantee the liquidity of the trading markets for any Securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell Securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Any of our common stock sold pursuant to a prospectus supplement will be listed on Nasdaq, or another exchange on which our common stock is traded.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase the Securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Since we generally acquire and dispose of our investments in privately negotiated transactions, we will infrequently use securities brokers or dealers in the normal course of our business. Subject to policies established by our Board of Directors, our Adviser will be primarily responsible for ensuring the execution of transactions involving publicly traded securities and the review of brokerage commissions in respect thereof, if any. In the event that our Adviser ensures the execution such transactions, we do not expect our Adviser to execute transactions through any particular broker or dealer, but we would expect our Adviser to seek to obtain the best net results for us, taking into account such factors as price (including any applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the broker dealer and the broker dealer’s risk and skill in positioning blocks of securities. While we expect that our Adviser generally will seek reasonably competitive trade execution costs, we will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, our Adviser may select a broker dealer based partly upon brokerage or market research services provided to us, our Adviser and any of its other clients, if any. In return for such services, we may pay a higher commission than other broker dealers would charge if our Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker dealer viewed in terms either of the particular transaction or our Adviser’s overall responsibilities with respect to all of our Adviser’s clients.

We have not paid any brokerage commissions during the three most recent fiscal years to any affiliated person of us or our Adviser.

CUSTODIAN, TRANSFER AND DIVIDEND PAYING AGENT AND REGISTRAR

The securities we hold in our portfolio companies are held under a custodian agreement with The Bank of New York Mellon Corp. The address of the custodian is: 500 Ross Street, Suite 625, Pittsburgh, Pennsylvania 15262. Our assets are held under bank custodianship in compliance with the 1940 Act. Securities held through our wholly-owned subsidiary, Business Investment, are held under a custodian agreement with The Bank of New York Mellon Corp., which acts as collateral custodian pursuant to the Credit Facility. The address of the collateral custodian is 500 Ross Street, Suite 625, Pittsburgh, Pennsylvania 15262. Computershare acts as our transfer and dividend paying agent and registrar. The principal business address of Computershare is 250 Royall Street, Canton, Massachusetts 02021, telephone number (781) 575-2000. Computershare also maintains an internet website at www.computershare.com and one specifically for shareholders at www.computershare.com/investor.

LEGAL MATTERS

The legality of Securities offered hereby will be passed upon for us by Proskauer Rose LLP, Washington, D.C. Certain legal matters will be passed upon for the underwriters, if any, by the counsel named in the accompanying prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The address of PricewaterhouseCoopers LLP is 1800 Tysons Boulevard, McLean, Virginia 22102.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2 under the Securities Act with respect to the Securities offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or exhibits and schedules thereto. For further information with respect to our business and our Securities, reference is made to the registration statement, including the amendments, exhibits and schedules thereto.

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. We also make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as well as our definitive proxy statement and Section 16 reports on Forms 3, 4 and 5. Our website address is www.gladstoneinvestment.com. However, the information located on, or accessible from, our website is not, and shall not be deemed to be, except as described below, a part of this prospectus or any accompanying prospectus supplement or incorporated into any other filings that we make with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement that we have filed with the SEC. The SEC allows us to “incorporate by reference” the information that we file with it which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to comprise a part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We previously filed the following documents with the SEC, and such filings are incorporated by reference into this prospectus.

•

Annual Report on Form 10-K for the fiscal year ended March 31, 2019, filed May 13, 2019 (including portions of our Definitive Proxy Statement for the 2019 Annual Meeting of Stockholders incorporated therein by reference);

•	Current Report on Form 8-K, filed June 3, 2019;

•

The description of our common stock contained in our Amendment No.  1 to our Registration Statement on Form 8-A (File No. 814-00704), filed on June 21, 2005, including any amendment or report filed for the purpose of updating such description;

•

The description of our Series D Preferred Stock contained in our Registration Statement on Form 8-A (File No. 001-34007), filed September 22, 2016, including any amendment or report filed for the purpose of updating such description; and

•

The description of our Series E Preferred Stock contained in our Registration Statement on Form 8-A, (File No. 001-34007), filed August 16, 2018, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the filing of this prospectus until all of the securities offered by this prospectus have been sold or we otherwise terminate the offering of these securities, including all filings made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus and any accompanying prospectus supplement. Information that we subsequently file with the SEC will automatically update and may supersede information in this prospectus, any accompanying prospectus supplement and information previously filed with the SEC.

These filings may also be accessed on our website at www.gladstoneinvestment.com. Information contained on our website is not incorporated by reference into this prospectus. You may also request a copy of these filings (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents) at no cost by writing, emailing or calling Investor Relations at the following address and telephone number:

Investor Relations

Gladstone Investment Corporation

1521 Westbranch Drive, Suite 100

McLean, Virginia 22102

(703) 287-5893

investment@gladstonecompanies.com

$

% Notes due 2028

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Oppenheimer & Co.	Goldman Sachs & Co. LLC	B. Riley Securities	Ladenburg Thalmann

Co-Managers

Wedbush Securities

, 2021